Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA.

A comparison of selected financial data for the five years ended March 31, 2004 is presented below.

(In thousands, except per share data)	2004	2003	2002	2001	2000
Consolidated Statement of Operations Data:
Sales	$738,640	$779,358	$755,704	$872,330	$861,086
Cost of sales
Materials, services and supplies	608,670	622,649	611,683	742,254	748,563
Interest expense	13,754	11,309	13,389	22,053	22,234

Gross profit	116,216	145,400	130,632	108,023	90,289
Selling, general and administrative expenses	71,424	72,986	61,443	63,318	62,781
Other interest expense	2,606	4,153	8,378	10,177	10,335
Other income (expense)—net	2,840	3,687	1,247	3,708	4,001

Income before income taxes	45,026	71,948	62,058	38,236	21,174
Income taxes	11,203	23,830	22,594	16,352	10,390

Income after income taxes	33,823	48,118	39,464	21,884	10,784
Minority interests	(77)	49	—	(644)	409
Equity in earnings (loss) of affiliates	1,343	846	(287)	(40)	650

Income from continuing operations (1)	35,089	49,013	39,177	21,200	11,843
Income (loss) from discontinued operations, net of tax	(48,727)	(11,132)	(19,380)	(75)	(1,505)

Net income (loss)	$(13,638)	$37,881	$19,797	$21,125	$10,338

Consolidated Balance Sheet Data (at period end):
Working capital	$184,761	$211,187	$203,167	$224,213	$223,568
Receivables	182,317	158,971	129,928	162,489	160,879
Inventories	241,330	187,589	169,882	165,574	265,434
Property, plant and equipment	151,510	133,547	114,650	113,039	124,505
Total assets	840,014	748,300	650,642	691,905	814,558
Total debt	399,188	310,933	289,500	347,317	476,029
Total shareholders’ equity	229,064	242,125	190,653	168,625	149,076

Per Share Data:
Net income from continuing operations – basic	$2.58	$3.64	$2.94	$1.60	$0.91
Net income (loss) from discontinued operations-basic	(3.58)	(0.83)	(1.45)	(0.01)	(0.11)
Net income – basic	(1.00)	2.81	1.49	1.61	0.80
Dividends paid	0.3250	0.2375	0.20	0.20	0.20
Book value at year end	16.74	17.94	14.26	12.72	11.48
Market value at year end	$18.55	$15.69	$19.22	$11.75	$3.50

(1)	Pursuant to our adoption of SFAS No. 142, Accounting for Goodwill and Other Intangible Assets, the amortization of goodwill ceased on April 1, 2002. Goodwill amortization was $1.5 million for each of the three years in the period ended March 31, 2002, respectively, and is included in income from continuing operations.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements for the years ended March 31, 2004, 2003 and 2002 and the related Notes to Consolidated Financial Statements herein. We have amended and restated our consolidated financial statements for the years ended March 31, 2004, 2003 and 2002 and our consolidated financial statements for the years ended March 31, 2003 and 2002 to reflect our September 2004 decision to discontinue tobacco processing operations in Italy and our September 2003 decision to exit the wool business entirely, respectively. See Note 1 to our audited consolidated financial statements for further discussion of this matter.

General

We are principally engaged in purchasing, processing, storing, selling and shipping leaf tobacco. The ability to obtain raw materials at favorable prices is an important element of profitability. Obtaining raw materials at favorable prices must be coupled with a thorough knowledge of the types and grades of raw materials to assure the profitability of processing and blending to a customer’s specifications. Processing is capital-intensive and profit depends on the volume of material processed and the efficiency of the factory operations.

Historically, the cost of our materials, services and supplies has exceeded 80% of revenues. The cost of raw materials, interest expense and certain processing and freight costs are variable and thus are related to the level of sales. Most procurement costs (other than raw materials), certain processing costs, and most selling, general and administrative expenses, or SG&A, are fixed. The major elements of SG&A are employee costs, including salaries, and marketing expenses.

Purchases and sales are generally denominated in U.S. dollars. We regularly monitor our currency exchange position and have not experienced material gains or losses on currency exchange fluctuations. We enter into forward contracts solely for the purpose of limiting our exposure to short-term changes in exchange rates.

Assets and liabilities of non-U.S. foreign subsidiaries are translated at period-end exchange rates. The effects of these translation adjustments are reported in other comprehensive income/(loss). Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and translation adjustments in countries with highly inflationary economies are included in net income.

Results of Operations

Tobacco Market Conditions

In general, current supply/demand models for flue-cured and burley styles of tobacco indicate a relatively balanced position globally. There is still an oversupply of oriental style tobacco, most of which is held by the Turkish government monopoly.

In the United States, cigarette manufacturers began contracting in 2000 directly with tobacco farmers for their leaf requirements, rather than purchasing tobacco at auction, and continue to do so. Consequently, our U.S. sales revenues have been, and will be, lower going forward. The first full fiscal year to reflect the effects of direct contracting on our sales revenues was 2002. However, we still process the tobacco in our facilities, for which we receive processing revenue. As a result, the trend toward direct purchasing by the cigarette manufacturers has not had a material impact on our earnings because of the service income.

Political and economic turmoil continues to affect the Zimbabwe tobacco crop. Other than the reduced crop size this has not had a material impact on our operations in this country as our presence in this market is limited. The calendar 2004 crop is expected to be down from 80 million kilos last year, to approximately 60 million kilos. There is a great deal of uncertainty regarding future production. It is widely believed that any shortfalls in the supply of flue-cured leaf that may occur in Zimbabwe can be offset by other markets, primarily Brazil. The Brazilian crop is expected to increase from 595 million kilos to a record crop of 850 million kilos. Additional sources of flue-cured leaf from our new tobacco growing programs in Zambia and Mozambique will also lessen the effects of a reduced Zimbabwe crop.

Regional Review of Operations

African Region. Political and economic turmoil persists in Zimbabwe and continues to decrease the crop size. The flue-cured crop has decreased from 165 million kilos in crop year 2002 to 80 million kilos in crop year 2003, to a projected 60 million kilos in crop year 2004. Our organization in Zimbabwe has been restructured to reflect the decrease in Zimbabwe’s crop. Customers have begun sourcing flue-cured tobacco from other areas in the world, such as Brazil. We continue to evaluate various options for continued operation in Zimbabwe. Our Malawi operation primarily sources and processes burley tobaccos. However, in response to the decrease in the Zimbabwe crop size, the Malawi operation has established various projects to grow our share of the expanding flue-cured crop in Malawi. In addition, over the past several years, we have developed additional sources of flue-cured and burley tobacco in Zambia and Mozambique and those operations continue to be expanded. These tobaccos are processed at the Malawi factory, thereby providing economies of scale for the Malawi operation. In Kenya, we have embarked on a flue-cured tobacco-growing program following a successful first year of operation of our own Dark Fired tobacco-growing venture.

Asian Region. We continue to leverage our leading market positions in China, Thailand, Indonesia and India in order to provide our customers with low cost, high quality tobacco. The new processing facility in Indonesia has been completed and has been operational since October 2003. This facility provides a high quality product, produced to international standards. This joint venture is a partnership, based on long-standing relationships, in which we have a 55% ownership, and is in direct response to customers needs and is part of our ASEAN strategy. Customer response has been positive and we believe the facility will enable us to build a strong business base in Indonesia. The joint venture factory in India has undergone an expansion in its threshing line and will offer increased throughput capacity, improved yields and greater economies of scale.

European Region. We have decided to exit the Greek market this year. We have been unable to find a viable business model from which to operate in Greece. After an extensive review of the Greek market, we determined it was not viable to invest in a wholly owned processing facility in Greece or to operate under current conditions. Turkey continues to be a strong contributor to our bottom line. Throughout the European region, the strengthening Euro versus the US Dollar has had a significant impact on the cost of tobacco. Some US Dollar based sales have underlying Euro based costs, which shrinks the margins as the Euro gains against the US Dollar. Some of the increase is mitigated through increased US Dollar prices to combat the increased costs due to exchange rate losses. On April 22, 2004, the EU Council of Ministers approved a reform of the EU subsidies. The current levels of subsidies will continue for the tobacco crops 2004 and 2005. For crop years 2006-2009, the subsidy per kilo remains the same but is split into two parts. A minimum of 40% of the subsidy will be paid if they continue to farm, without being obliged to grow tobacco. If they continue to grow tobacco, the remaining 60% of the subsidy will also be paid to them. Effectively, the subsidy remains the same for the next six years should a farmer choose to grow tobacco. Beginning in 2010, 50% of the subsidy will be paid if they continue to farm with no additional subsidy available for producing tobacco. The detailed regulations will only be released later this year.

CIS Region. The CRES (Cut Rolled Expanded Stem) operation in Russia faced increasing pressures to maintain its performance targets this year. Strong competition and a shift in the market share of the major manufacturers, along with declining inclusion rates of CRES in manufacturers’ blends, have impacted the market for CRES tobaccos. The joint venture factory in Kyrgyzstan intends to start contracting farmers to ensure the right volumes and quality of tobacco is grown. Overall demand for Kyrgyzstan tobaccos currently exceeds the available supply.

South American Region. The Argentina facility that was purchased in fiscal year 2002 continues to have a solid earnings base and a solid volume growth. Strong customer support in this market has helped the Argentine operation become a key contributor in an already strategic region for tobacco. Argentina is transitioning to become a main stream supplier of tobacco. Brazil is expected to have a record crop size of 850 million kilos, up from 595 million last year, which will enhance the operation’s solid contributions to net income. There has been some transitioning by customers from the Zimbabwe and USA crops to the Brazilian crop and this is expected to continue in fiscal 2005.

North American Region. The USA tobacco market has become predominantly a domestic market. For tobacco merchants, the US tobacco business has evolved into a processing operation for domestic cigarette manufacturers as most manufacturers in the United States are purchasing their tobacco directly from the farmers. Opportunities for tobacco export sales are limited due to the availability of lower cost, but similar quality, tobacco being available in other countries such as Brazil. We estimate that we process approximately one-quarter to one-third of the total Flue-cured and Burley tobacco grown in the USA. We have ceased all operations in Honduras. The Honduran operation has not met expectations for several years despite improvements in cost and quality. Over the last few years, we have been unable to raise production levels to achieve the necessary economies of scale.

For additional information on revenues and long-lived assets, see Note 17 of these financial statements.

Comparison of the Year ended March 31, 2004 to the Year ended March 31, 2003

Consolidated Results of Operations for Fiscal Years Ended March 31 (in thousands)	2004	2003	Increase/ (Decrease)
Sales	$738,640	$779,358	$(40,718)
Gross Profit	116,216	145,400	(29,184)
Selling, general and administrative expenses	71,424	72,986	(1,562)
Income taxes	11,203	23,830	(12,627)
Income from continuing operations	35,089	49,013	(13,924)
Income/(loss) from discontinued operations	(48,727)	(11,132)	(37,595)
Net income	(13,638)	37,881	(51,519)

Sales. For the 12 months ended March 31, 2004, consolidated shipment volume of 251.1 million kilos was basically level with the prior year’s 257.5 million kilos. Consolidated sales decreased by $40.7 million, to $738.6 million as average selling prices per average kilo decreased from $3.03 per kilo to $2.94 per kilo. All the operations in Asia reported volume driven sales increases, including Indonesia where our processing facility began operations in October 2003. Increased sales in South America were the result of increased volumes and processing revenues in Argentina, while Brazilian sales were basically level with the prior year. In Africa, volumes and sales increased in Kenya/Congo, while volumes in Malawi were lower due to a weather-related smaller crop. Zimbabwe continued to decline as the crop size shrinks as a result of the prolonged political and economic turmoil in that country. Volumes and sales decreased in Spain and Turkey. Volumes and sales also declined in the U.S. and the value-added products group in Russia.

Gross Profit and Cost of Sales. Gross profit for the 12 month period of $116.2 million was down 20.0% from the prior period. This was due primarily to more difficult trading conditions related to continued customer pressure on pricing and the reduced margins in European tobaccos due to the appreciation of the Euro against the US Dollar. Higher costs related to the start-up of our new tobacco growing projects in Africa and the start-up of our Indonesian processing facility also had a negative effect.

Selling, General and Administrative Expenses. SG&A expenses were down $1.6 million, or 2.1%, compared to the prior year. The decrease in SG&A was largely due to the $7.0 million settlement of the DeLoach case in the U.S. last year. This decrease was partially offset by the effect of the weak US Dollar against other currencies in which certain expenses were incurred of $1.6 million, start-up costs for the Indonesian operations of $0.8 million, expenses related to the implementation of the Sarbanes-Oxley Act of $0.3 million, higher legal and professional fees of $0.7 million and higher pension and medical expenses of $0.8 million.

Interest Expense and Other Income (Expense), Net. Interest expense was lower due to reduced long-term debt levels as a result of our debt buy-back program and lower interest rates. Other income (expense), net was $0.8 million lower than the prior year due to lower interest income and lower gains on the sales of assets.

Income Taxes, Minority Interest and Equity in Earnings of Affiliates. Income tax charges or credits as a percentage of pretax income can vary due to differences in tax rates and relief available in areas where profits are earned or losses are incurred. The effective tax rate decreased to 24.9% from 33.1% in the prior year. This was due to a payment of withholding taxes on dividends from subsidiary companies in the prior year periods and variances in tax rates in areas where profits are earned or losses are incurred. Equity in earnings of affiliates was higher than the prior year primarily due to the Kyrgyzstan joint venture.

Income from Continuing Operations. Income from continuing operations was $35.1 million versus $49.0 million in the prior year. This decrease is attributable to the lower sales and start-up costs associated with various growing projects and the continued weakening of the US Dollar which has had a significant impact on margins.

Loss from Discontinued Operations. As previously disclosed, during the second quarter of fiscal 2005, we have decided to discontinue our tobacco processing operations in Italy. As a result of this decision the assets and liabilities of the Italian operation have been reclassified as available for sale and qualify as held for sale treatment and shown separately in the consolidated balance sheet, with the exception of $8.6 million of Italian debt guaranteed by us which will be included in consolidated debt until the disposition is complete. Under generally accepted accounting principles, we have reclassified amounts related to the discontinued operations for all periods presented. The Italian trading loss for the fiscal year was $2.5 million versus a loss of $5.0 million in the prior year.

As previously disclosed, we have made the decision to exit the wool business. During the last quarter, the operations in Argentina and Australia were sold. The French mill closed in April, 2004 and negotiations are progressing for the sale of the remaining wool operations. The assets and liabilities of the Wool Division have been reclassified as “held for sale” and shown separately in the consolidated balance sheet, with the exception of $45.5 million of wool debt guaranteed by us which will be included in consolidated debt until the disposition is complete. The wool operating loss for the fiscal year was $12.9 million versus a loss of $0.3 million in the prior year. In addition to the operating losses, an estimated loss on disposition of $26.6 million was recorded in the second fiscal quarter and an additional estimated loss of $6.7 million was recorded in the last quarter due to changes in pension losses in Germany and severance costs in France and Germany and the writeoff of intercompany loans for the specialty fibers unit which is being liquidated. The combined effects of the losses and the disposal charge are reported as Loss from Discontinued Operations. The total loss for the wool discontinued operations for the current year was $46.2 million.

Net Income. The consolidated net loss was $13.6 million, primarily due to the charges taken to exit the wool business, versus the prior year net income of $37.9 million.

Comparison of the Year ended March 31, 2003 to the Year ended March 31, 2002

Consolidated Results of Operations for Fiscal Years Ended March 31 (in thousands)	2003	2002	Increase/ (Decrease)
Sales	$779,358	$755,704	$23,654
Gross Profit	145,400	130,632	14,768
Selling, general and administrative expenses	72,986	61,443	11,543
Income taxes	23,830	22,594	1,237
Income from continuing operations	49,013	39,177	9,836
Income/(loss) from discontinued operations	(11,132)	(19,380)	8,248
Net income	37,881	19,797	18,084

Sales. Consolidated volumes for fiscal 2003 were 257.5 million kilos only slightly higher than the prior year. Average selling prices per kilo increased from $2.98 per kilo in fiscal year 2002 to $3.03 per kilo in fiscal 2003. As a result, sales for the 12 months ended March 31, 2003 increased by $23.7 million to $779.4 million. Overall, excluding the U.S. market, tobacco unit volume was up 2.3%. Increased sales in South America were driven by a full year inclusion of the acquisition of a tobacco processing facility in Argentina in December 2001 and the continued increase in volumes sold from the Brazilian operation. In Africa, sales revenue gains were achieved in Kenya/Congo, Malawi and South Africa. Zimbabwe sales continued to decrease as the Zimbabwe crop size shrank as a result of the prolonged political and economic turmoil. Sales growth was also achieved in China, India, Spain, Indonesia, Thailand and Canada. Sales declined in Greece, Turkey and in the value-added processing units.

Gross Profit and Cost of Sales. Gross profit for continuing operations for the 12 month period of $145.4 million was up 11.3% from the prior period. This was due primarily to our recent acquisition of tobacco processing facilities in the U.S. and Argentina. In addition to the sales gains noted above, improved mix and throughput efficiencies also led to gains in certain operations.

Selling, General and Administrative Expenses. SG&A expenses were up $11.5 million compared to the prior year. The increases in SG&A were largely due to the $7.0 million settlement of the Deloach case in the U.S., the first full year of inclusion of the acquired processing facilities in the U.S. and Argentina, the weaker U.S. dollar, higher insurance, legal and professional expenses and normal inflationary increases. These increases were partly offset by a $3.0 million reduction in estimated costs of non-U.S. employee benefit plans.

Interest Expense and Other Income (Expense), Net. Interest expense was lower due to reduced long-term debt levels as a result of our debt buy-back program and lower interest rates. Other income (expense), net was higher than the prior year due to the recovery of a previously written-off receivable and higher gains on asset sales and insurance proceeds.

Income Taxes, Minority Interest and Equity in Earnings of Affiliates. Income tax charges or credits as a percentage of pretax income can vary due to differences in tax rates and relief available in areas where profits are earned or losses are incurred. The effective tax rate was slightly lower than a year earlier. Equity in earnings of affiliates was higher than the prior year primarily due to the improved performance of our Kyrgyzstan joint venture. Minority interest relates to the construction of the Indonesia processing facility being undertaken by our new Indonesia joint venture. The completion and start-up of the facility occurred in October 2003.

Income from Continuing Operations. Income from continuing operations was $49.0 million versus $39.2 million in the prior year as conditions continued to improve and investments in key markets were brought fully on line. Key areas that improved were the U.S., Brazil, Argentina and Thailand.

Loss from Discontinued Operations. The Italian trading loss for the fiscal year was $5.0 million versus a loss of $2.2 million in the prior year. The loss from the wool discontinued operations was $6.1 million for fiscal 2003 versus $17.2 million for the prior year. This expense includes the operating losses of the Italian operation and discontinued wool units up to the time these units were sold/closed.

Net Income. Consolidated net income was $37.9 million, an increase of 91.0% over the prior year, which was heavily impacted by the decision to discontinue the wool operating units.

Discontinued Operations

Tobacco Operations

During the second quarter of fiscal 2005, we decided to discontinue our tobacco processing operations in Italy due to the leaf tobacco market conditions and the continuing strengthening of Euro currency which have had a significant adverse impact on our results. As a result of this decision the assets and liabilities not assumed have been classified as available for sale and qualify for held for sale treatment under SFAS No. 144. We are in the process of closing the facility and have notified our employees and the Italian authorities in accordance with Italian law. The facility is expected to be sold by September 30, 2005. The Italian operation is expected to incur additional operating losses until final disposition.

Results of the Italian operation and the assets and liabilities, other than the Italian subsidiary debt guaranteed by us, for all periods presented have been reclassified and presented as discontinued operations in the financial statements and related notes, in accordance with the provisions of SFAS No. 144. The Italian trading loss was $2.5 million, $5.0 million and $2.2 million in fiscal 2004, 2003 and 2002, respectively.

Wool Operations

As conditions in the wool industry deteriorated throughout the fiscal 2002 year, we decided to close and dispose of certain of our wool operating units for strategic reasons in fiscal 2002. Given the extremely difficult trading environment in the wool industry, we decided to shrink the wool division down to its core markets, namely, the key sourcing areas of Australia, the key processing/marketing areas of Europe and the carpet and scoured sectors of the UK and its subsidiary in Chile, which had remained relatively healthy throughout the cyclical industry downturn. Accordingly, we discontinued operations in four of our wool units located in Argentina, Holland, New Zealand and South Africa. The closure of these units was completed in fiscal 2003.

During the second quarter of fiscal 2004, we decided to focus on our core tobacco operations and accordingly, to exit all of the remaining wool operations. As a result of this decision to dispose of these operations, they have been classified as available for sale and qualify for held for disposal treatment under SFAS No. 144. Of the remaining operations, the unit in Australia was sold in fiscal 2004, the mill in France was closed in April 2004 and the remaining trading operations in France and Germany, and the trading and processing operations in the UK and Chile are expected to be sold or terminated by September 30, 2004.

The assets and liabilities of the Wool Division have been reclassified as “held for sale” and shown separately in the consolidated balance sheets, with the exception of $45.5 million of wool debt guaranteed by us which will be included in consolidated debt until the disposition is complete. The wool operating loss for the year ended March 31, 2004, was $12.9 million, versus a loss of $0.3 million in the prior year. In addition to the operating losses, an estimated loss on disposition of $26.6 million was recorded in the second fiscal quarter and an additional estimated loss of $6.7 million was recorded in the last quarter due to changes in pension losses in Germany and severance costs in France and Germany and the write-off of intercompany loans for the specialty fibers unit which is being liquidated. The combined effects of the losses and the disposal charge are reported as Loss from Discontinued Operations. The total loss for discontinued operations for the current year was $46.2 million.

Liquidity and Capital Resources

The following table is a summary of items from our consolidated balance sheet and our statement of consolidated cash flows at the dates or for the periods presented (in thousands, except for current ratio).

	Year Ended March 31
	2004	2003	2002
Cash and cash equivalents	$27,673	$26,569	$23,393
Receivables	182,317	158,971	129,928
Inventories	241,330	187,589	169,882
Total current assets	636,059	573,174	495,777
Working capital	184,761	211,187	203,167
Short-term borrowings	253,847	182,103	132,379
Accounts payable	131,985	124,353	99,676
Total current liabilities	451,298	361,988	292,610
Current ratio	1.41:1	1.58:1	1.69:1
Total long-term debt	136,865	123,723	146,812
Shareholders’ equity	229,064	242,125	190,653
Capital expenditures	32,742	33,687	12,137
Depreciation and amortization	16,800	15,989	16,399

Working capital at March 31, 2004 was $184.8 million, down from the $211.2 million at March 31, 2003. Increases in inventories and receivables stemming from the addition of new operations and increased sales were offset by increases in short-term borrowings. A contributing factor to the decline in working capital was the write-down in assets of the discontinued operations. We continue to closely monitor our inventories, which fluctuate depending on seasonal factors and the timing of deliveries to customers. Working capital at March 31, 2003 was $211.2 million, higher than $203.2 million at March 31, 2002.

For 2004, cash used for operating activities totaled $48.4 million, primarily due to increases in inventory of $51.3 million, receivables of $32.9 million, partly offset by net cash flows from discontinued operations and increase in payables. For 2003, cash provided by operating activities totaled $22.7 million, primarily due to higher net income and an increase in payables.

Cash used for investing activities of $34.3 million for 2004 included capital expenditures of $32.7 million related mostly to the completion of the new tobacco processing facility in Indonesia, various growing projects in Africa, investment in a global ERP system, routine expenditures and construction of warehousing space in several areas. Cash used for investing activities of $34.8 million for 2003 including capital expenditure of $33.7 million related mostly to the purchase of a processing facility in the U.S., the construction of a new tobacco processing facility in Indonesia and routine expenditures and construction of warehousing space in several areas. We expect routine capital expenditures to total approximately $19.0 million for the fiscal year ending March 31, 2005.

Financing Arrangements. We incur short-term debt to finance our seasonal working capital needs, which typically peak in the third quarter, under secured lines of credit with several banks. At March 31, 2004, total available short-term credit facilities for continuing operations was $481.1 million, compared to $478.2 million at March 31, 2003, with $40.0 million versus $22.2 million in 2003 being utilized for letters of credit and guarantees and $187.3 million was unused in 2004 versus $273.9 million in 2003. These amounts include the credit available for our discontinued wool operations as the borrowing for the wool companies are guaranteed by us and remain in consolidated debt amounts. The total available short-term credit facilities included a revolving bank facility of $210 million.

On April 2, 2004, our major tobacco subsidiaries entered into a new three year unsecured revolving bank facility to replace the existing revolving bank credit facility. The new facility provides for borrowings of $150.0 million for working capital and other general corporate purposes, and the interest rate on borrowings under the facility is variable. The rate is currently LIBOR plus 2.0%. The borrowings under the facility are guaranteed by us and certain of our tobacco subsidiaries. The new facility includes certain financial covenants such as tangible net worth, current ratio, borrowing base, etc.

On November 13, 1991, we issued $69.0 million of our 7 1/4% convertible subordinated debentures, which are due March 31, 2007. The debentures are convertible into shares of our common stock at a conversion price (as adjusted for subsequent stock dividends) of $29.38. The debentures are subordinated in right of payment to all senior indebtedness. As of March 31, 1995, the debentures became redeemable in whole or in part at our option. Beginning March 31, 2003, we are obligated to make annual sinking fund payments sufficient to retire at least 5% of the principal amount of issued debentures reduced by earlier conversions, redemptions and repurchases. Holders of the debentures have the right to demand redemption under certain conditions, including a change in control of our company, mergers and consolidations and distributions with respect to our capital stock. We may elect to redeem debentures under these circumstances for common stock in lieu of cash. In fiscal 2001, we repurchased $17.3 million of these notes at an after-tax gain of $3.2 million. In fiscal 2002, we purchased an additional $1.7 million of these debentures at an after-tax gain of $0.1 million. In fiscal 2003, we repurchased an additional $4.9 million of these debentures near par value. Due to these repurchases, the sinking fund requirements noted above have been satisfied in full.

On August 1, 1997, our U.S. tobacco subsidiary consummated the sale and issuance of $115.0 million of 8 7/8% senior notes. The notes are due in 2005. In fiscal 2002, we repurchased/called a total of $31.0 million of the notes. The net loss after tax on the repurchase of these notes was $1.2 million. In fiscal 2003, we repurchased an additional $18.8 million of these notes at prices slightly below par value. The write-off of associated issue expenses resulted in an after-tax loss of $121.5 thousand.

On April 2, 2004, we issued $150.0 million of 8% senior notes due 2012. The proceeds were used to redeem the remaining $45.1 million outstanding 7 1/4% convertible subordinated debentures and to retire the remaining $65.2 million 8 7/8% senior notes due 2005. The new notes are guaranteed by our U.S. tobacco subsidiary on a senior unsecured basis. Prior to April 2, 2007, we can redeem up to 35% of the outstanding notes. The indentures governing our senior notes contain certain covenants that, among other things, limit our ability to (i) pay dividends, (ii) incur additional indebtedness, (iii) transfer or issue shares of capital stock of subsidiaries to third parties, (iv) sell assets, (v) issue preferred stock, (vi) incur or assume any liens that secures obligations under any indebtedness on any asset or property, or (vii) merge with or into any entity.

Our contractual obligations, excluding long term debt, are outlined below and in Note 12 to our financial statements and consist mostly of lease payments for facilities that in the aggregate are not material amounts. Additionally, we make advances to suppliers that will be repaid by delivery of tobacco at the end of the respective growing season and are a routine feature of our business in certain parts of the world. The maximum amount of advances outstanding during the last fiscal year was $70.6 million.

Based on the outlook for the business for the next 12 months, we anticipate that we will be able to service the interest and principal on our indebtedness, maintain adequate working capital and provide for capital expenditures out of operating cash flow and available borrowings under our credit facilities. Our future operating performance will be subject to economic conditions and to financial, political, agricultural and other factors, many of which are beyond our control.

Debt agreements to which our subsidiaries and we are parties contain financial covenants, which could restrict the payment of cash dividends. Under the most restrictive covenant, we had approximately $45.1 million of retained earnings available for distribution as dividends at March 31, 2004.

Contractual Obligations

Our contractual obligations, excluding long term debt, are outlined in Note 12 to our audited consolidated financial statements and consist mostly of lease payments for facilities that in the aggregate are not material amounts.

We have tobacco purchase obligations that result from contracts with growers to buy either specified quantities of tobacco or the grower’s total tobacco production. This is a normal and routine practice in our industry in some areas, notably South America. At March 31, 2004 we had contractual obligations with tobacco growers in Brazil and Turkey to purchase tobacco for approximately $109.2 million for the next fiscal year and $50.6 between 1 to 3 years.

Additionally, we make advances to suppliers that will be repaid by delivery of tobacco at the end of the respective growing season and are a routine feature of our business in certain parts of the world. The maximum amount of advances outstanding during the last fiscal year was $70.6 million. The amount of the interest payments associated with the long-term debt obligations has been excluded from the amount of the long-term debt obligations. Future minimum payments for all contractual obligations for years subsequent to March 31, 2004 are as follows (in thousands):

	Payments due by period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
Long-term debt obligations	$91,814	$73,653	$20,523	$4,017	$2,097
Operating lease obligations	5,584	1,633	1,737	1,032	1,182
Tobacco purchase obligations	159,757	109,191	50,566	—	—

Tax and Repatriation Matters

Our subsidiaries and we are subject to income tax laws in each of the countries in which we do business. We make a comprehensive review of the income tax requirements of each of our operations, file appropriate returns and make appropriate income tax provisions. These are determined at the individual subsidiary level and at the corporate level on both an interim and annual basis. We provide valuation allowances on deferred tax assets for our subsidiaries that have a history of losses. We cannot assert that there will likely be sufficient profits generated by these subsidiaries in the near future to offset these losses. We follow these processes using an appropriate combination of internal staff at both the subsidiary and corporate levels as well as independent outside advisors in review of the various tax laws and in compliance reporting for the various operations.

The undistributed earnings of certain non-U.S. subsidiaries are not subject to additional non-U.S. income taxes nor considered to be subject to U.S. income taxes unless remitted as dividends. We intend to re-invest such undistributed earnings indefinitely with the exception of funds to help in the disposition of the wool group. A total of $5.1 million of deferred taxes have been provided for a portion of the undistributed earnings of our subsidiaries. As to the remainder, these earnings have been, and under current plans, will continue to be reinvested and it is not practicable to estimate the amount of additional taxes which may be payable upon distribution.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources as defined under the rules of SEC release No. FR-67.

We have both capital and operating leases. In accordance with accounting principles generally accepted in the U.S., operating leases are not reflected in the accompanying consolidated balance sheet. The operating leases are generally for land, buildings, automobiles and other equipment. The capital leases are primarily for production machinery and equipment. The capitalized lease obligations are payable through 2012.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the appropriate application of certain accounting policies, many of which require us to make estimates and assumptions about future events and their impact on amounts reported in our financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from the estimates. Such differences could be material to our financial statements.

A critical accounting policy is one that is both important to the portrayal of our financial condition and results and requires our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that our following accounting policies fit this definition:

Discontinued operations. In August 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144, a component of a business that is held for sale is reported in discontinued operations if the operations and cash flows will be or have been eliminated from the on-going operations of our company and we will not have any significant continuing involvement in such operations. In the quarter ended March 31, 2002, we adopted the provisions of SFAS No. 144. Accordingly our financial statements include our Italian processing facility and wool units as discontinued operations. The loss on disposal is determined by comparing carrying value of the Italian operation and wool operations with their estimated fair value less selling costs. Estimated fair value has been determined using appraisals, preliminary offers and experience with other transactions.

While we believe our current estimates of discontinued operations liabilities are adequate, it is possible that future events could require us to make significant adjustments for revisions to these estimates.

Inventory. We review inventories for changes in market value based on assumptions related to future demand and worldwide and local market conditions. If actual demand and market conditions are less favorable than our projections, adjustments to lower of cost or market value may be required. We provide for the adjustments to lower of cost or market value through our valuation reserves which totaled $0.8 million, $7.6 million and $8.5 million at March 31, 2004, 2003 and 2002, respectively. Valuation reserves are determined based on established sales prices for similar inventory.

Income Taxes. We, through our subsidiaries, are subject to the tax laws of many jurisdictions. We are subject to a tax audit in each jurisdiction in which our subsidiaries operate, which could result in changes in taxes. For financial statement purposes, the tax benefit of net operating loss and credit carry forwards is recognized as a deferred tax asset, subject to appropriate valuation allowances when it is determined that recovery of the deferred tax asset is more likely than not that some portion of the deferred tax assets will not be realized. We evaluate the tax benefits of net operating loss and credit carry forwards on an ongoing basis. These assumptions could be affected by changes in future taxable income and its sources and changes in U.S. and non-U.S tax laws and rates. Our effective tax rate could be impacted by changes in these assumptions.

Contingencies. A contingency is an existing condition that involves a degree of uncertainty that will ultimately be resolved upon the occurrence of future events. Under generally accepted accounting principles, provisions for contingencies are required to be established when the future event is probable and its impact can be reasonably estimated. An example is the establishment of a reserve for losses in connection with unresolved legal matters. Litigation is subject to many uncertainties, and it is possible that some of the tobacco-related legal actions, proceedings or claims could be decided against us. We are unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate. Accordingly, no liability is currently recorded in the consolidated financial statements for such litigation. Provisions may be required as circumstances change with respect to ongoing matters or as new issues emerge.

Retirement Benefits. We have pension and other postretirement benefit (i.e. health care and life insurance) costs and obligations that are dependent on assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, health care cost trends, inflation, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension and other postretirement benefits costs and obligations.

The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for our judgment in their application. There are also areas in which our judgment in selecting any available alternative would not produce a materially different result. See our audited consolidated financial statements and notes thereto, which contain accounting policies and other disclosures required by generally accepted accounting principles.

Acquisitions and Dispositions

As noted above and in Note 2 to our audited consolidated financial statements, we discontinued four wool operating units in fiscal 2002. The New Zealand business was sold to a management led group in December 2002. The South African processing facility was closed and the assets sold. The sales company was sold to the existing management team. The Argentina unit and the Tentler specialty fibers operation in Holland were closed and are in the process of final liquidation. Proceeds from these sales and closures were not material. In September 2003, we decided to exit the remaining wool units and began a divestiture plan that resulted in the sale of our wool unit located in Australia in March 2004 and should result in the sale or closure of the remaining wool units located in the U.K., Chile, France and Germany. We expect to complete the exit by September 30, 2004.

During fiscal year 2003, we completed the purchase of the processing assets of Export Leaf Tobacco, a subsidiary of Brown and Williamson Tobacco Company in the U.S. As part of the purchase agreement, we entered into a long-term processing contract for their U.S. leaf requirements. We also began construction of a leaf processing facility on a joint venture basis in Indonesia that was completed in October 2003. Both of these acquisitions were made with internally generated cash flows.

In December 2001, we finalized the purchase of the processing assets of Nobleza Picardo, a subsidiary of British American Tobacco (BAT), in Argentina. As part of the purchase, we also signed a long-term contract with Nobleza for the processing of their Argentine leaf requirements.

For the year ended March 31, 2001, we exited or exchanged ownership interest in two areas. Based on weak market fundamentals, we exited the Tanzanian tobacco market. All assets were sold and a net loss of $5.7 million was recorded. Also in fiscal 2001, we traded our 51% ownership interest in our Greek subsidiary for the remaining 49% ownership interest in our Turkish operation. This was accomplished, for tax purposes, as a tax-free exchange of assets subject to a private-letter ruling from the U.S. Internal Revenue Service. For financial statement purposes, the transaction was recorded at fair value. Consequently, we now own 100% of the Turkish subsidiary and have only a limited trading presence in Greece.

Recent Accounting Developments

On April 1, 2001, we adopted SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 establishes new accounting and disclosure requirements for most derivative instruments and hedge transactions involving derivatives. SFAS No. 133 also requires formal documentation procedures for hedging relationships and effectiveness testing when hedge accounting is to be applied.

In accordance with the transition provisions of SFAS No. 133, in the year ended March 31, 2002, we recorded a cumulative effect loss adjustment of $2.1 million, net of applicable taxes, in other comprehensive income to recognize the fair value of all derivatives designated as cash flow hedging instruments. Our derivative usage is principally non-U.S. currency forwards. These contracts typically have maturities of less than one year. As a matter of policy, we do not use derivative instruments unless there is an underlying exposure. Our non-U.S. currency forwards have been designated and qualify as cash flow hedges under the criteria of SFAS No. 133. SFAS No. 133 requires that the effective portion of the changes in fair values of derivatives that qualify as cash flow hedges be recognized in other comprehensive income, while the ineffective portion be recognized immediately in earnings. At March 31, 2004, we had non-U.S. exchange contracts outstanding with a notional value of $3.7 million and a fair value of $3.7 million.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, to provide clarification on the meaning of an underlying, the characteristics of a derivative that contains financing components and the meaning of an initial investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors. This statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of this statement should be applied prospectively. The provisions of this statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. The adoption of this statement did not have a material impact on our financial condition or results of operations.

In June 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and the use of the pooling-of-interest method is no longer allowed. SFAS No. 142 requires upon adoption that the amortization of goodwill cease and the carrying value of goodwill be evaluated for impairment on a periodic basis. We were required to implement SFAS No. 142 during fiscal 2003, which resulted in the discontinuance of approximately $1.5 million of goodwill amortization in March 31, 2003 and 2004.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. In addition, the statement broadens the presentation of discontinued operations to include more disposal transactions. We early adopted SFAS No. 144 during fiscal 2002 and accordingly recognized as discontinued operations the results from four wool operating units that we targeted for sale in fiscal 2002.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements 4, 44 and 64, Amendment to FASB Statement 13, and Technical Corrections. One of the major changes of this statement is to change the accounting for the classification of gains and losses from the extinguishment of debt. Upon adoption, we will follow APB 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions in determining whether such extinguishment of debt may be classified as extraordinary. The provisions of this statement related to the rescission of FASB Statement 4 shall be applied in fiscal years beginning after May 15, 2002. We adopted this statement in fiscal 2004 and accordingly reclassified on a pre-tax basis $16,000, $1.1 million and $3.2 million as previously reported, net of tax as an extraordinary item, for the fiscal years ended March 31, 2003, 2002 and 2001, respectively, to other income/(expense) to conform with the requirements of SFAS No. 145.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), which requires unconsolidated variable interest entities (VIEs) to be consolidated by their primary beneficiaries. In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities (FIN 46R). FIN 46R replaces FIN 46 to incorporate several FASB Staff Positions issued relating to FIN 46. FIN 46R is effective for periods ending after December 15, 2003 for public companies that have VIE’s or potential VIE’s. Otherwise, FIN 46R is effective for public companies for periods ending after March 15, 2004. Neither FIN 46 nor FIN 46R had an impact on our financial condition and results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Accordingly we adopted the provisions of SFAS No. 150 on July 1, 2003. The adoption of this statement did not have a material impact on our financial position or results of operations.

In January 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, as amended by FSP No. 106-2. The FSP permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Regardless of whether a sponsor elects that deferral, the FSP requires certain disclosures pending further consideration of the underlying accounting issues. We have elected to defer financial recognition of this legislation.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

COMPANY REPORT ON FINANCIAL STATEMENTS

We are responsible for the preparation of the financial statements, related financial data and other information in this annual report. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on estimates and judgment where appropriate.

In meeting its responsibility for both the integrity and fairness of these statements and information, we depend on the accounting system and related internal controls that are designed to provide reasonable assurance that transactions are authorized and recorded in accordance with established procedures, that assets are safeguarded and that proper and reliable records are maintained.

The concept of reasonable assurance is based on the recognition that the cost of an internal control system should not exceed the related benefits. Because of inherent limitations in any system of controls, there can be no absolute assurance that errors or irregularities will not occur. Nevertheless, we believe that our internal controls provide reasonable assurance as to the integrity and reliability of our financial records.

As an integral part of the internal control system, we maintain a professional staff of internal auditors who monitor compliance with and assess the effectiveness of the internal controls and recommend improvements thereto. The Audit Committee of our Board of Directors, composed solely of outside directors, meets quarterly with our management and internal auditors, and at least annually with our independent auditors, to review matters relating to financial reporting, internal controls and the extent and results of the audit effort. The internal auditors and independent auditors have direct access to the Audit Committee with or without management present.

The financial statements have been examined by Deloitte & Touche LLP, an independent registered public accounting firm, who render an independent professional report on our financial statements. Their appointment was approved by the Audit Committee, and ratified by our shareholders. Their report on the financial statements is based on auditing procedures, which include performing selected tests of transactions and records as they deem appropriate. These auditing procedures are designed to provide reasonable assurance that the financial statements are fairly presented in all material respects.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of and Shareholders of

Standard Commercial Corporation:

We have audited the accompanying consolidated balance sheets of Standard Commercial Corporation and subsidiaries (the “Company”) as of March 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2004. Our audits also included the financial statement schedule listed in the index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2004 and 2003, and the results of its operations and cash flows for each of the three years in the period ended March 31, 2004 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, on April 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. As discussed in Note 1 to the consolidated financial statements, on March 31, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As discussed in Note 1 to the consolidated financial statements, on April 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. As discussed in Note 1 to the consolidated financial statements, the Company applied the provisions of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections and reclassified the extraordinary loss on early retirement of debt in 2001 to continuing operations.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina

June 14, 2004 (December 3, 2004 as to the impact of restating the Italian operation as discontinued operation to conform to SFAS No. 144 discussed in Note 2)

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2004 AND 2003 (IN THOUSANDS, EXCEPT SHARE DATA)

	2004	2003
ASSETS
Cash	$27,673	$26,569
Receivables (Note 3)	182,317	158,971
Inventories (Notes 1 and 4)	241,330	187,589
Assets of discontinued operations (Note 2)	178,504	196,557
Prepaid expenses	4,901	2,255
Marketable securities (Note 1)	1,334	1,234

Current assets	636,059	573,175

Property, plant and equipment (Notes 1 and 5)	151,510	133,547
Investment in affiliates (Notes 1 and 6)	9,480	7,421
Goodwill (Note 1)	9,003	9,003
Other assets (Note 7)	33,962	25,154

TOTAL ASSETS	$840,014	$748,300

LIABILITIES
Short-term borrowings (Notes 2 and 8)	$253,847	$182,103
Current portion of long-term debt (Note 10 and 16)	8,476	5,107
Accounts payable and accrued liabilities (Note 9)	131,985	124,353
Liabilities of discontinued operations (Note 2)	45,292	40,626
Taxes accrued (Note 15)	11,698	9,799

Current liabilities	451,298	361,988

Long-term debt (Notes 10 and 16)	91,814	78,672
Convertible subordinated debentures (Notes 10 and 16)	45,051	45,051
Retirement and other benefits (Note 11)	20,353	13,871
Deferred income taxes (Notes 1 and 15)	434	4,753

Total liabilities	608,950	504,335

MINORITY INTERESTS (Note 1)	2,000	1,840

SHAREHOLDERS’ EQUITY:
Preferred stock, $1.65 par value
Authorized shares—1,000,000; none issued
Common stock, $0.20 par value
Authorized shares—100,000,000; issued— 16,298,557 and 16,110,750 at March 31, 2004 and 2003, respectively (Note 13)	3,260	3,222
Additional paid-in capital	111,796	108,453
Unearned restricted stock plan compensation	(3,176)	(2,991)
Treasury stock at cost, 2,617,707 shares at March 31, 2004 and 2003	(4,250)	(4,250)
Accumulated other comprehensive loss	(27,994)	(29,804)
Retained earnings	149,428	167,495

Total shareholders’ equity	229,064	242,125

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$840,014	$748,300

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	2004	2003	2002
SALES	$738,640	$779,358	$755,704
COST OF SALES:
Materials, services and supplies (Note 4)	608,670	622,649	611,683
Interest	13,754	11,309	13,389

Gross profit	116,216	145,400	130,632

Selling, general and administrative expenses	71,424	72,986	61,443
Other interest expense	2,606	4,153	8,378
Other income/(expense)—net (Note 14)	2,840	3,687	1,247

Income before income taxes	45,026	71,948	62,058
Income taxes (Notes 1 and 15)	11,203	23,830	22,594

Income after income taxes	33,823	48,118	39,464
Minority interests (Note 1)	(77)	49	—
Equity in earnings/(loss) of affiliates (Note 6)	1,343	846	(287)

Income from continuing operations	35,089	49,013	39,177
Income/(loss) from discontinued operations, net of income tax of $4,896, $744 and $1,403 at March 31, 2004, 2003 and 2002 (Note 2)	(48,727)	(11,132)	(19,380)

Net income	$(13,638)	$37,881	$19,797

EARNINGS PER COMMON SHARE (Note 1):
Basic:
From continuing operations	$2.58	$3.64	$2.94
From discontinued operations	(3.58)	(0.83)	(1.45)
Net	$(1.00)	$2.81	$1.49
Average shares outstanding	13,611	13,459	13,324
Diluted:
From continuing operations	$2.45	$3.39	$2.75
From discontinued operations	(3.21)	(0.73)	(1.28)
Net	$(0.76)	$2.66	$1.47
Average shares outstanding	15,176	15,081	15,138

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

YEARS ENDED MARCH 31, 2004, 2003, and 2002

(IN THOUSANDS, EXCEPT SHARE DATA)

	Number of Shares of Common Stock		Common Stock Par Value	Additional Paid-In Capital	Unearned Restricted Stock Plan Compensation	Treasury Stock At Cost	Accumulated Other Comprehensive Income	Retained Earnings	Total Shareholders Equity
	Issued	Treasury
March 31, 2001	15,875,611	2,617,707	$3,175	$104,198	$(1,799)	$(4,250)	$(48,379)	$115,680	$168,625

Net income								19,797	19,797
Other comprehensive income;
Change in fair value of cash flow hedges							1,888		1,888
Cumulative effect of change in accounting for derivative financial instruments							(2,067)		(2,067)
Translation adjustment							(1,087)		(1,087)
Reclassification for translation adjustment recognised in net income							4,462	—	4,462

Total Comprehensive income							3,196	19,797	22,993
Cash dividends, $0.20 per share								(2,665)	(2,665)
Dividends reinvested	5,122		1	89					90
RSP shares awarded	66,447		13	1,091	(1,104)				—
RSP compensation earned					903				903
RSP shares forfeited									—
Exercise of employee stock options	25,295		5	487					492
401(k) contribution	13,373	—	3	212	—	—	—	—	215

March 31, 2002	15,985,848	2,617,707	$3,197	$106,077	$(2,000)	$(4,250)	$(45,183)	$132,812	$190,653

Net income								37,881	37,881
Other comprehensive income;
Pension liability adjustment							121		121
Change in fair value of cash flow hedges							816		816
Translation adjustment							14,374		14,374
Reclassification for translation adjustment recognised in net income							68	—	68

Total Comprehensive income							15,379	37,881	53,260
Cash dividends, $0.2375 per share								(3,198)	(3,198)
Dividends reinvested	5,900		1	106					107
RSP shares awarded	116,908		23	2,207	(2,230)				—
RSP compensation earned					871				871
RSP shares forfeited	(21,520)		(4)	(364)	368				—
Exercise of employee stock options	10,525		2	189					191
401(k) contribution	13,089	—	3	238	—	—	—	—	241

March 31, 2003	16,110,750	2,617,707	$3,222	$108,453	$(2,991)	$(4,250)	$(29,804)	$167,495	$242,125

Net income								(13,638)	(13,638)
Other comprehensive income;
Pension liability adjustment							(4,966)		(4,966)
Change in fair value of cash flow hedges							(627)		(627)
Translation adjustment							4,520		4,520
Reclassification for translation adjustment recognised in net income							2,883	—	2,883

Total Comprehensive income/(loss)							1,810	(13,638)	(11,828)
Cash dividends, $0.325 per share								(4,429)	(4,429)
Dividends reinvested	8,719		2	164					166
RSP shares awarded	129,838		26	2,230	(2,256)				—
RSP compensation earned					1,772				1,772
RSP shares forfeited	(17,133)		(3)	(296)	299				—
Exercise of employee stock options	52,387		10	993					1,003
401(k) contribution	13,996	—	3	252	—	—	—	—	255

March 31, 2004	16,298,557	2,617,707	$3,260	$111,796	$(3,176)	$(4,250)	$(27,994)	$149,428	$229,064

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 2004, 2003 AND 2002 (IN THOUSANDS)

	2004	2003	2002
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$(13,638)	$37,881	$19,797
Loss/(gain) from discontinued operations	48,727	11,132	19,380
Depreciation and amortization	16,800	15,989	16,399
Minority interest	77	(49)	—
Deferred income taxes	4,200	212	(3,525)
Undistributed (earnings)/losses of affiliates net of dividends received	(1,343)	(846)	287
(Gain)/loss on buyback of debt	—	(16)	1,638
(Gain)/loss on disposition of fixed assets	(233)	(617)	88
Other	1,897	(3,277)	365

	56,487	60,409	54,429

Net changes in working capital other than cash:
Receivables	(32,905)	(22,455)	26,426
Inventories	(51,312)	(15,691)	(4,421)
Current payables	3,047	22,058	(8,658)

Cash provided by (used for) continuing operations	(24,683)	44,321	67,776
Cash provided by (used for) discontinued operations	(23,761)	(21,574)	2,978

Cash provided by (used for) operating activities	(48,444)	22,747	70,754

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Additions	(32,742)	(33,687)	(12,136)
Dispositions	670	1,806	305
Business (acquisitions)/dispositions	—	—	164

Cash used for continuing operations	(32,072)	(31,881)	(11,667)
Cash provided by (used for) discontinuing operations	(2,245)	(2,941)	(2,004)

Cash used for investing activities	(34,317)	(34,822)	(13,671)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	23,288	8,912	9,615
Repayment of long-term borrowings	(7,834)	(17,786)	(22,815)
Net change in short-term borrowings	71,744	49,724	(19,223)
Buyback of debt	—	(23,745)	(33,744)
Dividends paid	(4,429)	(3,198)	(2,665)
Other	560	539	481

Cash provided by/(used in) for financing activities	83,329	14,446	(68,351)

Effect of exchange rate changes on cash	536	805	(239)

INCREASE (DECREASE) IN CASH FOR PERIOD	1,104	3,176	(11,507)

CASH, beginning of period	26,569	23,393	34,900

CASH, end of period	$27,673	$26,569	$23,393

CASH PAYMENTS FOR:
Interest	$21,432	$16,821	$20,606
Income taxes	$9,703	$22,160	$21,247

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company is principally engaged in purchasing, processing, storing, selling and shipping leaf tobacco The Company purchases tobacco primarily in the United States, Africa, Australia, South America and Asia for sale to customers in the United States, Europe and Asia.

SIGNIFICANT ACCOUNTING POLICIES

Consolidation: The accounts of all subsidiary companies are included in the consolidated financial statements and all intercompany transactions have been eliminated. Investments in affiliated companies are accounted for by the equity method of accounting.

Foreign Currency: Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. The effects of these translation adjustments are reported as other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and translation adjustments in countries with highly inflationary economies are included in net income. The net amount exchange gains and losses included in the selling, general and administrative expenses in the accompanying consolidated statements of income (in thousands) was a gain of $455 in 2004 and losses of $189 and $629 in 2003 and 2002, respectively.

Marketable Securities: Marketable securities are classified as available for sale and consist of liquid equity securities. The specific identification method is used to determine gains and losses when securities are sold.

Goodwill and Other Intangibles: Effective April 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires the use of the purchase accounting method for business combinations and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 uses a non-amortization approach to account for purchased goodwill and certain intangible assets with indefinite useful lives and also requires at least an annual assessment for impairment by applying a fair-value-based test. Intangible assets with finite useful lives will continue to be amortized over their useful lives.

Under SFAS No. 142, goodwill must be tested for impairment as of the beginning of the year in which the statement is adopted in its entirety. The Company completed the process of performing the transitional goodwill impairment test as of April 1, 2002 in the second quarter of 2003, and as a result of the test performed, management believes that goodwill was not impaired as of April 1, 2002.

SFAS No. 142 also requires that goodwill be tested for impairment annually at the same time each year and on an interim basis when events or circumstances change. The Company elected to perform its annual goodwill impairment test as of September 30, 2003 and 2004. Any subsequent impairment losses, if any, will be reflected in operating income in the statement of operations. Based on the annual impairment tests completed in September 30, 2002 and 2003, management believes that goodwill was not impaired as of March 31, 2002 and 2003, respectively.

The carrying value of other intangible assets as of March 31, 2004 in the amount of $1.4 million, net, represents deferred long-term debt financing fees. These intangible assets were determined by management to meet the criterion for recognition apart from goodwill and to have finite lives. The Company did not have any indefinite-lived intangible assets, other than goodwill, as of the April 1, 2002 transition date or the March 31, 2004 balance sheet date. Based on management’s analysis of all pertinent factors, no adjustments were necessary to the remaining useful lives of these assets, which will continue to be amortized on a straight-line basis through 2007. Amortization expense associated with these intangible assets was $1.5 million, $2.0 million and $1.1 million for the three years ended March 31, 2004. Annual amortization expense for these intangible assets is expected to be $1.4 million in 2005.

The adoption of SFAS No. 142 resulted in the elimination of pretax goodwill amortization expense in the amount of $1.5 million for the year ended March 31, 2004 and 2003. The following table provides a reconciliation of net income and earnings per share, reflecting the impact of the adoption of SFAS No. 142 on a pro forma basis for the year ended March 31, 2004, 2003 and 2002.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

	Twelve months ended March 31
(In thousands)	2004	2003	2002
Reported net income	$(13,638)	$37,881	$19,797
Add: Goodwill amortization	—	—	1,534

Adjusted net income	$(13,638)	$37,881	$21,331

Reported basic earnings per share	$(1.00)	$2.81	$1.49
Add: Goodwill amortization	—	—	0.12

Adjusted basic earnings per share	$(1.00)	$2.81	$1.61

	Twelve months ended March 31
	2004	2003	2002
Reported diluted earnings per share	$(0.76)	$2.66	$1.47
Add: Goodwill amortization	—	—	0.10

Adjusted diluted earnings per share	$(0.76)	$2.66	$1.57

The carrying amount of goodwill and other intangible assets for the fiscal year ended March 31, 2004 and 2003, were as follows:

GOODWILL
(In thousands)
At March 31, 2004 and 2003	$9,003

INTANGIBLES
(In thousands)
At April 1, 2003	$2,330
Additions	519
Less amortization	(1,481)

Balance as of March 31, 2004	$1,368

Property, Plant and Equipment: Property, plant and equipment is accounted for on the basis of cost. Maintenance and repairs are expensed as incurred. Provision for depreciation is charged to operations over the estimated useful lives. Buildings, machinery and equipment, and furniture and fixtures are depreciated over range of 25 to 50 years, 5 to 10 years and 5 to 10 years, respectively. Depreciation expense for 2004, 2003 and 2002 was $15.3 million, $14.6 million and $13.8 million, respectively.

The Company early adopted SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, in fiscal 2002 which superceded SFAS No. 121, Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, but retained many of its fundamental provisions. In addition, the statement broadened the presentation of discontinued operations to include more disposal transactions. The Company early adopted SFAS No. 144 during fiscal 2002, and accordingly recognized as discontinued operations the results from the wool operating units that are being disposed of.

Long-lived assets are reviewed for impairment whenever events or changes in the circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the projected future undiscounted future cash flows attributable to each market would be compared to the carrying value of the long-lived assets of that market if a write-down to fair value is required. The Company also evaluates the remaining useful lives to determine whether events and circumstances warrant revised estimates of such lives.

Inventories: Inventories, which are primarily packed leaf tobacco, are stated at the lower of specific cost or estimated net realizable value. Cost of tobacco includes a proportion of interest and factory overheads, which can be related directly to specific items of inventory. Items are removed from inventory on an actual cost basis.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

Comprehensive Income: Comprehensive income presented in the consolidated statements of shareholders’ equity consists of the following (in thousands):

	2004	2003	2002
Derivatives	$(10)	$(637)	$179
Pension liability	4,844	(121)	—
Translation	23,160	30,562	45,004

	$27,994	$29,804	$45,183

Revenue Recognition: Substantially all revenue is recognized when the title and risk of ownership is passed to the customer, the persuasive evidence of an arrangement exists, the price to the customer is fixed, collectibility is reasonably assured, and delivery has occurred. The Company also processes tobacco owned by its customers, and revenue is recognized when the processing is completed.

Income Taxes: The Company provides deferred income taxes on differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for tax purposes and operating loss carryforwards.

Minority Interests: Minority interests represent the interest of third parties in the net assets of certain subsidiary companies.

Investment in Unconsolidated Affiliates: The Company’s equity method investments are non-marketable equity securities. The Company reviews such investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recovered. For example, the Company would test such an investment for impairment if the investee were to lose a significant customer, suffer a large reduction in sales margins, experience a change in the business environment, or undergo any other significant change in the Company’s normal business. In assessing the recoverability of equity method investments, the Company uses discounted cash flow models. If the fair value of the equity investee is determined to be lower than carrying value, an impairment is recognized. The preparation of discounted future operating cash flow analysis requires significant management judgment with respect to operating earnings, growth rates and the selection of an appropriate discount rate. The use of different assumptions could increase or decrease estimated future operating cash flows and therefore could increase or decrease an impairment charge.

Computation of Earnings Per Common Share: Earnings per share has been presented in conformity with SFAS No. 128, Earnings Per Share. The diluted earnings per share include the effect of the convertible subordinated debentures, which if converted would have increased the weighted number of shares and net income applicable to common stock. The weighted number of shares were further increased by the employees stock options. Employee stock options with exercise prices greater than the average market price of common shares were not included in the computation of diluted earnings per share.

Stock Options: The Company’s stock option plans are described more fully in Note 11. The Company accounts for stock options under the intrinsic value method recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and net income (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation:

	2004	2003	2002
Net income (in thousands):
As reported	$(13,638)	$37,881	$19,797
Total stock option expense under SFAS No. 123	$184	$173	$68
Pro forma	$(13,822)	$37,708	$19,729
Diluted	$(11,482)	$40,061	$22,245
Pro forma	$(11,666)	$39,888	$22,177
Basic earnings per share:
As reported	$(1.00)	$2.81	$1.49
Pro forma	$(1.02)	$2.80	$1.48
Diluted earnings per share:
As reported	$(0.76)	$2.66	$1.47
Pro forma	$(0.77)	$2.64	$1.47

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

Derivative Financial Instruments: On April 1, 2001 the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended. SFAS No. 133 establishes new accounting and disclosure requirements for most derivative instruments and hedge transactions involving derivatives. SFAS No. 133 also requires formal documentation procedures for hedging relationships and effectiveness testing when hedge accounting is to be applied.

In accordance with the transition provisions of SFAS No. 133, in the year ended March 31, 2002 the Company recorded a cumulative effect loss adjustment of $2.1 million, net of applicable taxes, in other comprehensive income to recognize the fair value of all derivatives designated as cash flow hedging instruments. The Company’s derivative usage is principally foreign currency forwards. These contracts typically have maturities of less than one year. As a matter of policy, the Company does not use derivative instruments unless there is an underlying exposure. The Company’s foreign currency forwards have been designated and qualify as cash flow hedges under the criteria of SFAS No. 133. SFAS No. 133 requires that changes in the effective portion of the fair values of derivatives that qualify as cash flow hedges be recognized in other comprehensive income, while the ineffective portion be recognized immediately in earnings. At March 31, 2004 the Company had foreign exchange contracts outstanding with a notional value of $3.7 million and a fair value of $3.7 million.

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, to provide clarification on the meaning of an underlying, the characteristics of a derivative that contains financing components and the meaning of an initial investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors. The adoption of SFAS No. 149 did not have material effect on the Company’s financial statements.

Recent Accounting Pronouncements:

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit and disposal activities, including restructuring activities, and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The Company adopted SFAS No. 146 as of the effective date, January 1, 2003, and it had no material impact on the Company’s financial condition or results of operations. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued Financial Accounting Standards Board Interpretation (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements 5, 57, and 107 and Rescission of FASB Interpretation 34”. FIN 45 clarifies the requirements of FASB Statement 5, “Accounting for Contingencies,” relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under the guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. FIN 45’s provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 15, 2002, irrespective of the guarantor’s fiscal year-end. The guarantor’s previous accounting

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

for guarantees that were issued before the date of FIN 45’s initial application may not be revised or restated to reflect the effect of the recognition and measurement provisions of FIN 45. FIN 45 was effective for any guarantees issued or modified after December 31, 2002 and its disclosure requirements were effective for the Company as of December 31, 2002. There was no material impact on the Company upon adoption of FIN 45.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement 123”. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement requires that companies having a year-end after December 15, 2002 follow the prescribed format and provide the additional disclosures in their annual reports.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment to FASB Statement 13, and Technical Corrections”. One of the major changes of this statement is to change the accounting for the classification of gains and losses from the extinguishment of debt. Upon adoption, the Company will follow APB 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” in determining whether such extinguishment of debt may be classified as extraordinary. The provisions of this statement related to the rescission of FASB Statement No. 4 shall be applied in fiscal years beginning after May 15, 2002 with early application encouraged. Generally gains or losses on future debt extinguishments if any, will be recorded in Other income/(expense) net. Upon adoption, extraordinary losses of $16,000 and $1.1 million as previously reported, net of tax for the fiscal years ended March 31, 2003 and 2002, respectively, were reclassified on a pre-tax basis to Other income/(expense), net to conform to the requirements of SFAS No. 145.

In December 2003, the FASB revised SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revised SFAS No. 132 requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. As revised, SFAS No. 132 is effective for financial statements with fiscal years ending after December 15, 2003. See Note 11 for disclosures regarding the Company’s pension plans and other postretirement benefits.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities FIN 46), which requires unconsolidated variable interest entities (VIE’s) to be consolidated by their primary beneficiaries. In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities (FIN 46R). FIN 46R replaces FIN 46 to incorporate several FASB Staff Positions issued relating to FIN 46. FIN 46R is effective for periods ending after December 15,2003 for public companies that have VIE’s or potential VIE’s. Otherwise, FIN 46R is effective for public companies for periods ending after March 15, 2004. Neither FIN 46 nor FIN 46R had an impact on the Company’s financial condition and results of operations.

In January 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, as amended by FSP No. 106-2. The FSP permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Regardless of whether a sponsor elects that deferral, the FSP requires certain disclosures pending further consideration of the underlying accounting issues. The Company has elected to defer financial recognition of this legislation.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Accordingly the Company adopted the provisions of SFAS No. 150 on July 1, 2003. The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

Use of Estimates and Assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates as determined by the Company include the allowance for doubtful accounts reserve, inventory reserve, discontinued operations reserve and pension assumptions. Actual results could differ from those estimates.

Basis of Presentation and Reclassification: Certain amounts in prior year statements have been reclassified for conformity with current year presentation, with no effect on reported results of operations or equity. Additionally, all periods including quarterly information presented in the financial statements have been restated for the Company’s decision to discontinue the wool operations as discussed in Note 2, “Discontinued Operations”, of these financial statements.

2. DISCONTINUED OPERATIONS

Tobacco Operations

During the second quarter of fiscal 2005, the Company decided to discontinue its tobacco processing operations in Italy due to the leaf tobacco market conditions and the continuing strengthening of Euro currency which have had a significant adverse impact on its results. As a result of this decision the assets and liabilities not assumed have been classified as available for sale and qualify for held for disposal treatment under SFAS No. 144. The Company is in the process of closing its facility and has notified its employees and the Italian authorities in accordance with Italian law. The facility is expected to be sold by September 30, 2005. The Italian operation is expected to incur additional operating losses until final disposition.

Results of the Italian operation and the assets and liabilities, other than the Italian subsidiary debt guaranteed by the Company, for all periods presented have been reclassified and presented as discontinued operations in the financial statements and related notes, in accordance with the provisions of SFAS No. 144. The Italian trading loss was $2.5 million, $5.0 million and $2.2 million in fiscal 2004, 2003 and 2002, respectively. This information is summarized for the appropriate fiscal year as follows:

	Year Ended March 31,
(In thousands)	2004	2003	2002
Revenues	$41,404	$25,156	$24,681

	Year Ended March 31,
(In thousands)	2004	2003	2002
Inventory	$51,004	$28,683	$15,830
Receivables	14,364	10,580	3,096
Other assets	18,008	14,313	8,485

Assets	$83,376	$53,576	$27,411
Accounts payable	13,909	11,462	6,548

Net assets available for sale	$69,467	$42,114	$20,863

Italian Subsidiary debt guaranteed by the Company (not included in discontinued operations)	$8,561	$6,699	$3,184

Wool Operations

As conditions in the wool industry deteriorated throughout the fiscal 2002 year, the Company decided to close and dispose of certain of its wool operating units for strategic reasons in fiscal 2002. Given the extremely difficult trading environment in the wool industry, the Company decided to shrink the wool division down to its core markets, namely, the key sourcing areas of Australia, the key processing/marketing areas of Europe and the carpet and scoured sectors of the UK and its subsidiary in Chile, which had remained relatively healthy throughout the cyclical industry downturn. Accordingly, the Company discontinued operations in four of its wool units located in Argentina, Holland, New Zealand and South Africa. The closure of these units was completed in fiscal 2003.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

During the second quarter of fiscal 2004, the Company decided to focus on the core tobacco operations and accordingly, to exit all of the remaining wool operations. As a result of this decision to dispose of these operations, they have been classified as available for sale and qualify for held for disposal treatment under SFAS No. 144. Of the remaining operations, the unit in Australia was sold in fiscal 2004, the mill in France was closed in April 2004 and the remaining trading operations in France and Germany, and the trading and processing operations in the UK and Chile are expected to be sold or terminated by September 30, 2004.

Results of operations and the assets and liabilities, other than wool subsidiary debt guaranteed by the Company, for all periods presented have been reclassified and presented as discontinued operations in the financial statements and related notes. The wool operating loss for fiscal 2004 and 2003 was $12.9 million and $0.3 million, respectively. In addition to the operating losses, an estimated loss on disposition of $33.3 million was recorded during fiscal 2004. This information is summarized for the appropriate fiscal years as follows:

	Year Ended March 31,
(In thousands)	2004	2003	2002
Revenues	$177,277	$212,821	$200,528

	Year Ended March 31,
(In thousands)	2004	2003	2002
Inventory	$50,827	$68,883	$66,290
Receivables	40,826	44,493	46,439
Other assets	3,475	29,605	25,051

Assets	$95,128	$142,981	$137,780
Accounts payable	31,383	29,164	33,294

Net assets available for sale	$63,745	$113,817	$104,486

Wool Subsidiary debt guaranteed by the Company (not included in discontinued operations)	$45,469	$75,840	$63,396

3. RECEIVABLES

	Year Ended March 31,
	2004	2003
	(In Thousands)
Trade accounts	$105,674	$98,633
Advances to suppliers	44,965	23,476
Affiliated companies	1,844	14,357
Other	32,354	25,117

	184,837	161,583
Allowances for doubtful accounts	(2,520)	(2,612)

	$182,317	$158,971

4. INVENTORIES

Tobacco inventories at March 31, 2004 and 2003 included capitalized interest of $1.1 million and $0.9 million, respectively. Included in inventory at March 31, 2004 and 2003 were valuation reserves of $0.8 million and $7.6 million, respectively. Inventory valuation provisions included in cost of sales totaled approximately $0.8 million, $0.1 million and $0.1 million in 2004, 2003 and 2002, respectively.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

5. PROPERTY, PLANT AND EQUIPMENT

	Year Ended March 31,
	2004	2003
	(In Thousands)
Land	$11,137	$9,401
Buildings	95,544	87,139
Machinery and equipment	168,268	149,383
Furniture and fixtures	13,388	11,935
Construction in progress	11,386	8,791

	299,723	266,649
Accumulated depreciation	(148,213)	(133,102)

	$151,510	$133,547

Depreciation expense was $15.3 million, $14.6 million and $13.8 million in 2004, 2003 and 2002, respectively.

6. AFFILIATED COMPANIES

a) Net investment in affiliated companies are represented by the following:

	Year Ended March 31,
	2004	2003
	(In Thousands)
Net current assets	$10,071	$7,480
Property, plant and equipment	15,218	16,744
Other long-term liabilities	(5,429)	(9,071)
Interests of other shareholders	(10,380)	(7,732)

Company’s interest	$9,480	$7,421

b) The results of operations of affiliated companies were:

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Sales	$93,767	$124,852	$74,578

Income before taxes	$2,612	$3,084	$438
Income taxes	(106)	1,363	618

Net income/(loss)	$2,718	$1,721	$(180)

Company’s share of Equity in earnings/(loss)	$1,343	$846	$(287)

c) Balances with the unconsolidated affiliates are for the procurement of tobacco inventory as follows:

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Purchases of tobacco	$54,066	$49,745	$32,815
Receivables from equity investees	1,844	14,357	13,462
Advances on purchases of tobacco	1,456	14,016	9,122
Payables to equity investees	1,183	367	—

The Company’s significant affiliates and percentage of ownership at March 31, 2004 follow: Adams International Ltd., 49.0% (Thailand), Siam Tobacco Export Corporation Ltd., 49.0% (Thailand), Transcontinental Tobacco India Private Ltd. 49.0% (India), and Stansun Leaf Tobacco Company Ltd., 50.0% (Kyrgyzstan). Audited financial statements of affiliates are obtained annually.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

7. OTHER ASSETS

	Year Ended March 31,
	2004	2003
	(In Thousands)
Cash surrender value of life insurance policies (face amount $36,127)	$13,792	$13,264
Deposits	957	545
Receivables	16,946	7,752
Deferred financing fees	1,368	2,330
Investments	68	68
Other	831	1,195

	$33,962	$25,154

8. SHORT-TERM BORROWINGS

	Year Ended March 31,
	2004	2003
	(In Thousands)
Weighted-average interest on borrowings at end of year	5.5%	4.2%
Weighted-average interest rate on borrowings during the year (1)	5.8%	5.1%
Maximum amount outstanding at any month-end	$253,847	$242,027
Average month-end amount outstanding	$215,721	$189,156
Amount outstanding at year-end	$253,847	$182,103

(1)	Computed by dividing short-term interest expense and amortized financing costs by average short-term debt outstanding.

At March 31, 2004, under agreements with various banks, total short-term credit facilities for continuing operations of $481.1 million (2003—$478.2 million) were available to the Company of which $40.0 million (2003—$22.2 million) was being utilized for letters of credit and guarantees and $187.3 million (2003—$273.9 million) was unused. The Company’s revolving credit facilities at March 31, 2004 included a master credit facility for tobacco operations (the “MFA”) of $210.0 million, in addition to local lines of approximately $222.4 million. Also, separate facilities totaling $48.7 million are in place for wool operations classified as discontinued operations, but guaranteed by the Company. At March 31, 2004 substantially all of the Company’s assets were pledged against current and long-term borrowings.

Since March 31, 2004, the Company has replaced its existing $210 million facility with a new facility and this is included in Note 18 to the audited consolidated financial statements.

9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	Year Ended March 31,
	2004	2003
	(In Thousands)
Trade accounts	$106,911	$86,425
Affiliated companies	1,183	367
Other accruals and payables *	23,891	37,561

	$131,985	$124,353

*	2003 includes $7.0 million accrual for the Deloach settlement.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

10. LONG-TERM DEBT

	Year Ended March 31,
	2004	2003
	(In Thousands)
8.875% Senior Notes due in 2005	$65,177	$65,177
2.955% repayable in 2006	7,057	—
2.376% repayable in 2006	2,010	—
2.6% fixed rate repayable through 2012	3,086	3,015
10.5% loan repayable through 2005	2,069	2,959
4.25% loan repayable through 2010.	2,946	2,893
9.82% fixed rate loan repayable annually through 2005	300	860
Interest free note repayable through 2005	495	497
9.4% loan repayable through 2008	14,322	5,168
Other	2,828	3,210

	100,290	83,779
Current portion	(8,476)	(5,107)

	$91,814	$78,672

Long-term debt maturing after one year is as follows (in thousands): 2006—$81,494; 2007—$4,206; 2008—$2,189; 2009—$1,828 and thereafter—$2,097. Certain debt agreements to which the Company and its subsidiaries are parties contains certain covenants that, among other things, limit our ability to (i) pay dividends, (ii) incur additional indebtedness, (iii) transfer or issue shares of capital stock of subsidiaries to third parties, (iv) sell assets, (v) issue preferred stock, (vi) incur or assume any liens that secures obligations under any indebtedness on any asset or property, or (vii) merge with or into any person. The Company was in compliance with all financial covenants as of March 31, 2004.

Since March 31, 2004, the Senior Notes have been repaid by the Company as referred to in Note 18 to the audited consolidated financial statements.

CONVERTIBLE SUBORDINATED DEBENTURES

On November 13, 1991 the Company issued $69.0 million of 7 1/4% Convertible Subordinated Debentures due March 31, 2007. Adjusted for subsequent stock dividends, the debentures currently are convertible into shares of common stock of the Company at a conversion price of $29.38. The debentures are subordinated in right of payment to all senior indebtedness, as defined, of the Company, and as of March 31, 1995 became redeemable in whole or in part at the option of the Company any time. Beginning March 31, 2003 the Company was required to make annual payments to a sinking fund which will be sufficient to retire at least 5% of the principal amount of issued Debentures reduced by earlier conversions, redemptions and repurchases. This sinking fund requirement has been met by the repurchase in fiscal 2001 of $17.3 million of these notes pursuant to the Company’s debt repurchase program. In fiscal 2002, an additional $1.7 million of these notes were repurchased and in fiscal 2003, an additional $4.9 million were repurchased. The balance is currently $45.1 million outstanding.

Since March 31, 2004 the Debentures have been repaid by the Company as referred to in Note 18 to the audited consolidated financial statements.

At March 31, 2004, substantially all of the Company’s assets were pledged against current and long-term borrowings.

11. BENEFITS

The Company has a noncontributory defined benefit pension plan covering substantially all full-time salaried employees in the United States and a Supplemental Executive Retirement Plan (“SERP”) covering benefits otherwise limited by Section 401(a)(17) (Compensation Limitation) and Section 415 (Benefits Limitation) of the Internal Revenue Code. Various other pension plans are sponsored by foreign subsidiaries. The U.S. defined benefit pension plans and foreign plans which are significant and which are considered to be defined benefit pension plans are accounted for in accordance with SFAS No. 87, “Employers’ Accounting for Pensions”. Benefits under the plans are based on employees’ years of service and eligible compensation. The Company’s policy is to contribute amounts to the U.S. plans sufficient to meet or exceed funding requirements of federal benefit and tax laws. In fiscal 2005, the Company expects to contribute approximately $1.5 million to its U.S. pension plan.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

As of March 31, 2004 and 2003, pension plan assets consisted primarily of various common stocks, bonds, government obligations and other interest-bearing securities. The U.S pension plan assets comprised 31% and 32% of total pension plan assets as of March 31, 2004 and 2003, respectively. As of March 31, 2004 and 2003, the U.S. pension plan assets were allocated as follows:

	Year Ended March 31,
	2004	2003
Equity securities	63%	61%
Debt securities	37%	39%

Total	100%	100%

The Company’s investment strategy for the plan assets is to manage the assets in order to pay retirement benefits to plan participants over the life of the plan. This is accomplished by preserving capital through diversification in high-quality investments and earning an acceptable long-term rate of return consistent with an acceptable degree of risk, while considering the liquidity needs of the plans.

The Company’s retirement committee has determined the optimal strategic asset allocation to meet the plans’ long-term investment strategy. The Company’s strategic target allocation of U.S. pension plan assets is as follows:

	Target Allocation	Range
Equity securities	65%	50% to 75%
Debt securities	35%	25% to 50%

Total	100%

The Company also provides health care and life insurance benefits for substantially all of its retired salaried employees in the U.S. These benefits are accounted for in accordance with SFAS No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions”, which requires the accrual of the estimated cost of retiree benefit payments during the years the employee provides services. The ongoing impact of SFAS No. 106 as it relates to employees of foreign subsidiaries is immaterial. The Company expenses the costs of such benefits as incurred. In fiscal 2005, the Company does not expect to contribute assets to its other post retirement benefit plan trust. Benefit payments to retirees under the plan are expected to be approximately $600,000.

The Medicare Prescription Drug, Improvement and Modernization Act (“the Act”) which became law in December 2003 introduced both a Medicare prescription-drug benefit and a federal subsidy to sponsors of retiree health care plans that provide a benefit at least equivalent to the Medicare benefit. In accordance with the FASB Staff Position issued in January 2004, the Company has elected to defer the effects of the Act until a subsequent period. Accordingly, any measures of the accumulated post-retirement benefit obligation or net periodic post-retirement benefit cost included in the accompanying consolidated financial statements do not reflect the effects of the Act on the Company’s plans. Specific authoritative guidance on the accounting for the federal subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information. The Company expects that it will benefit from the new legislation, and that it will not have to amend its current post-retirement benefit plan in order to do so. However, the Company has not yet determined the amount of subsidy that will be received as a result of the new legislation.

Plan assets consist primarily of common stocks, pooled equity and fixed income funds. The pension costs and obligations for non-U.S. plans shown below also include certain unfunded book-reserve plans.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

A summary of the U.S. plans and non-U.S. plans is as follows (in thousands):

	U.S. Plans Pension Benefits		Non-U.S. Plans Pension Benefits		U.S. Plans Other Benefits
	2004	2003	2004	2003	2004	2003
Change in benefit obligation
Benefit obligation at beginning of year	$18,943	$14,168	$36,525	$32,627	$10,900	$10,125
Service cost	1,073	851	2,037	1,630	373	260
Interest cost	1,188	1,103	2,556	2,280	696	676
Actuarial (gain) loss	2,040	2,213	11,710	2,453	1,121	488
Plan participants contribution	—	—	23	—	66	61
Amendments	—	921	—	—	—	—
Actual distributions	(827)	(411)	(200)	—	—	—
Special termination benefits	—	157	—	—	—	—
Benefits paid	—	(59)	(1,903)	(2,465)	(621)	(710)

Benefit obligation at end of year	22,417	18,943	50,748	36,525	12,535	10,900

Change in plan assets
Fair value of plan assets, beginning of year	10,716	10,695	23,125	27,943	—	—
Actual return on plan assets	2,297	(1,115)	8,199	(3,776)	—	—
Employer contributions	2,048	1,606	2,720	806	555	572
Plan participants contribution	—	—	23	—	66	61
Settlement distributions	—	—	—	617	—	—
Benefits paid	(827)	(470)	(2,103)	(2,465)	(621)	(633)

Fair value of plan assets of end of year	14,234	10,716	31,964	23,125	—	—

Funded status	(8,183)	(8,227)	(18,784)	(13,400)	(12,535)	(10,900)
Unrecognized net actuarial loss	6,552	6,336	9,936	13,994	2,625	1,535
Unrecognized transition obligation	774	—	(738)	—	—	—
Unrecognized prior service cost	—	847	—	(1,509)	—	(139)

Prepaid (accrued) benefit cost	$(857)	$(1,044)	$(9,586)	$(915)	$(9,910)	$(9,504)

The aggregate projected benefit obligation and aggregate accumulated benefit obligation for U.S. pension plans with accumulated benefit obligations in excess of plan assets (in thousands) were $7,004 and $1,141 as of March 31, 2004 and $8,228 and $1,224 as of March 31, 2003. The aggregate projected benefit obligation and aggregate accumulated benefit obligation for non-U.S. pension plans with accumulated benefit obligations in excess of plan assets (in thousands) were $18,390 and $9,506 as of March 31, 2004 and $13,400 and $8,739 as of March 31, 2003. The U.S. plan with accumulated benefit obligations in excess of plan assets had no plan assets as of March 31, 2004 and $10,714 as of March 31, 2003. The non-U.S. plans with accumulated benefit obligations in excess of plan assets had plan assets of $32,358 as of March 31, 2004 and $23,125 as of March 31, 2003.

The components of net periodic benefit costs for the U.S. plans and non-U.S. plans is as follows (in thousands):

	U.S. Plans Pension Benefits			Non-U.S. Plans Pension Benefits			U.S. Plans Other Benefits
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Service Cost	$1,073	$851	$805	$2,037	$1,630	$1,499	373	260	$240
Interest Cost	1,188	1,103	965	2,556	2,280	2,334	696	676	707
Expected return on plan assets	(906)	(907)	(883)	(2,016)	(2,480)	(2,983)	(139)	—	—
Amortization of prior service cost	73	73	(36)	(11)	31	(81)	—	(140)	(139)
Recognized net actuarial loss	309	62	10	778	40	65	36	—	—

Net periodic benefit cost	$1,737	$1,182	$861	$3,344	$1,501	$834	$966	$796	$808

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

The assumptions used in 2004, 2003 and 2002 were as follows:

	U.S. Plans Pension Benefits			Non-U.S. Plans Pension Benefits			U.S. Plans Other Benefits
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Weighted Average Assumptions Discount rate	5.75%	6.50%	7.25%	5.75% to 6.5%	6.5%	7.4% to 8.5%	5.75%	6.5%	7.25%
Expected return on plan assets	8.0%	8.0%	8.0%	6.0% to 8.0%	8.8%	10.0%	—	—	—
Rate of compensation increase	5.0%	5.0%	5.0%	2.0% to 5.0%	4.5%	5.5% to 7.0%	5.0%	5.0%	5.0%

For measurement purposes, a 7.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to decrease gradually to 5.0 percent for 2007 and remain at that level thereafter. The basis for determining the long-term rate of return is a combination of historical and prospective returns derived from a combination of research and industry forecasts.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

	1 Percentage- Point Increase	1 Percentage- Point Decrease
	(in thousands)
Effect on total of service and interest cost components	$221	$171
Effect on postretirement benefit obligation	$5,267	$4,098

The Company also sponsors a 401(k) savings incentive plan for most full-time salaried employees in the U.S.. Under this plan, the Company matches 50% employee contributions for the first 4% of base salary. Expenses for this plan were $254,000, $241,000 and $215,000 in 2004, 2003 and 2002, respectively.

EMPLOYEE STOCK OPTIONS

In March 1998, the Company entered into a three-year employment agreement with its Chief Executive Officer. The agreement, which was ratified by the Board of Directors on April 14, 1998, provided for the grant of nonqualified stock options. The aggregate number of shares of Common Stock as to which grants have been made is 100,000 with a price of $17.00 per share, the fair market value on the date of the grant. Effective December 14, 1999, the Board of Directors of the Company agreed to amend the grant and reprice the options granted to reflect the changes in the market environment and maintain the incentive feature of the grant. The number of shares granted was revised to 45,144 shares at $8.88 per share. The vesting period was revised to match the vesting schedule of the options granted to other key employees as addressed below.

In August 1998, the Company adopted the Standard Commercial Corporation Nonqualified Stock Option Plan (the “NSOP”) under which options to purchase shares of the Company’s stock may be granted to key employees of the Company. Options vest one-quarter each year beginning on the first anniversary of the date of grant and become 100% vested on the fourth anniversary of the date of grant.

There were no option grants during fiscal year 2001. The estimated weighted average fair value of options granted for the years ended March 31, 2004 and 2003 are:

	2004	2003
Weighted average exercise price	$17.40	$18.90
Weighted average fair value of options	$5.88	$6.82

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grant in 2004: dividend yield of 1.86% (2003—1.79%) expected volatility 47% (2003—49%); risk free interest rate of approximately 2.11% (2003—2.81%) and an expected life of 4 years in both 2004 and 2003.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

A summary of the status of the Company’s plans as of March 31, 2004, 2003, and 2002 and changes during the years ending on those dates is presented below:

	Shares	Option price per share	Weighted average exercise price per share
April 1, 2001	153,209	5.00 - 8.88	7.19
Options granted	91,500	17.50	17.50
Options cancelled	(1,230)	5.00 - 17.50	6.51
Options exercised	(25,295)	5.00 - 17.50	6.95

March 31, 2002 (71,008 exercisable)	218,184	5.00 - 17.50	11.55
Options granted	93,000	18.90	18.90
Options cancelled	(4,200)	5.00 - 17.50	14.11
Options exercised	(10,525)	5.00 - 17.50	6.92

March 31, 2003 (121,082 exercisable)	296,459	5.00 - 18.90	13.98
Options granted	82,500	17.40 - 17.61	17.40
Options cancelled	(28,415)	5.00 - 18.90	16.47
Options exercised	(52,387)	5.00 - 17.50	7.52

Options exercisable at March 31, 2004 (118,782 exercisable)	298,157	5.00 - 18.90	15.60

The following table summarizes information about stock options outstanding as of March 31, 2004:

Range of exercise prices	Number of outstanding options	Weighted average remaining life (Years)	Weighted average exercise price of outstanding options	Number of options exercisable	Weighted average exercise price of exercisable options
$18.90	82,500	8.38	$18.90	20,625	$18.90
17.61	1,500	9.38	17.61	—	17.61
17.50	76,000	7.38	17.50	38,000	17.50
17.40	78,000	9.38	17.40	—	17.40
8.88	37,344	1.38	8.88	37,344	8.88
$5.00	22,813	2.38	$5.00	22,813	$5.00

	298,157			118,782

12. COMMITMENTS AND CONTINGENCIES

The Company is obligated under operating leases for equipment, office and warehouse space with minimum annual rentals as follows (in thousands): 2005 - $1,633; 2006 - $946; 2007 - $790; 2008 - $605; 2009 - $427 and thereafter $1,183. Some of the leases are subject to escalation.

Expenses under operating leases for continuing operations in 2004, 2003 and 2002 (in thousands) were $2,570, $2,391 and $1,861, respectively.

The Company operates a processing facility under a service agreement, which guarantees reimbursement of all of the facility’s costs including operating expenses and management fees. This lease is not considered a commitment of the Company.

The Company has commitments for routine capital expenditures of approximately $19 million, substantially all of which are expected to be incurred in fiscal 2005.

The Company’s former 51.0% owned subsidiary in Greece has been notified by tax authorities of potential adjustments to its income tax returns filed in prior years. The Company’s share of the total proposed adjustments, including penalties and interest, is approximately $3.7 million. The Company believes the tax returns filed were in compliance with the applicable tax code. The proposed adjustments vary in complexity and amount. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the Company believes that the ultimate disposition will not have a material adverse effect on its consolidated financial position or results of operations.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

In October 2001, the Directorate General—Competition of the European Commission, or DG Comp, began conducting an administrative investigation of certain selling and buying practices alleged to have occurred within the leaf tobacco industry in some countries within the European Union, including Spain, Italy and Greece. The Company, through its local subsidiaries, is cooperating fully with the investigation and has discovered and voluntarily disclosed information which tends to establish that a number of leaf dealers, including its subsidiaries, have jointly agreed with respect to green tobacco prices and purchase quantities. In respect of the Spanish investigation, on December 15, 2003, the DG Comp served on 20 entities within the Spanish leaf tobacco industry, including the Company and three of its subsidiaries, a Statement of Objections alleging certain infringements of the antitrust laws of the European Union. On March 1, 2004, the DG Comp served a similar Statement of Objections on 11 entities within the Italian leaf tobacco industry, including the Company and one of its subsidiaries. The Company has responded to the Statement regarding the Spanish investigation and to the Statement regarding the Italian investigation and will continue to cooperate in the investigations. Through the Statements, DG Comp intends to impose, where appropriate and probably late in 2004, administrative penalties on the entities it determines have infringed the EC anticompetition laws. The Company expects to be assessed penalties in the cases and expects that the penalties could be material to our earnings. DG Comp has, however, indicated that there may be mitigating circumstances in both investigations, including our cooperation with the DG Comp. The Company is currently unable to assess the amount of such penalties, but expects that the mitigating factors could result in a reduction in any penalties imposed.

On February 26, 2001, the Company was served with a Third Amended Complaint, naming it and other leaf merchants as defendants in Deloach, et al. V. Philip Morris Inc., et al., a suit originally filed against U.S. cigarette manufacturers in the United States District Court for the District of Columbia and subsequently moved to the United States District Court for the Middle District of North Carolina, Greensboro Division (Case No. 00-CV-1235). The Deloach suit was a class action claim brought on behalf of U.S. tobacco growers and quota holders alleging that defendants violated antitrust laws by bid-rigging at tobacco auctions and by conspiring to undermine the tobacco quota and price support program administered by the federal government. Plaintiffs sought injunctive relief, trebled damages in an unspecified amount, pre- and post-judgment interest, attorney’s fees and costs of litigation. On April 3, 2002, the Court granted the plaintiffs’ motion for class action certification. In May 2003, the Company, along with all but one of the other defendants, entered into a settlement agreement with the plaintiffs which received final approval, and which accorded the Company a full release from all the claims in exchange for a payment of $7.0 million towards a larger total settlement agreement. On April 22, 2004, the case was settled and the settlement approved by the Court as to the remaining defendant.

Other contingencies, consisting of guarantees, pending litigation and other claims, in the opinion of management, are not considered to be material in relation to the Company’s financial statements as a whole, liquidity or future results of operations.

Guarantees arise during the ordinary course of business from relationships with customers and non-consolidated affiliates when the Company undertakes an obligation to guarantee the performance of others (via delivery of cash or other assets) if specified triggering events occur. Non-performance under a contract by the guaranteed party triggers the obligation of the Company. Such non-performance usually relates to commercial obligations or loans.

The following table provides a summary of the aggregate terms, maximum future payments and associated liability reflected in the consolidated balance sheet for each type of guarantee (in thousands):

	Final Expiration (year)	Maximum Future Payments	Recorded Liability
Affiliates	2008	$5,829	$—
Non-Affiliates	2004	20,938	165

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

CONCENTRATION OF CREDIT AND OFF-BALANCE SHEET RISKS

Financial instruments that potentially subject the Company to a concentration of credit risks consist principally of cash and trade receivables relating to customers in the tobacco and wool industries. Cash is deposited with high-credit-quality financial institutions. Concentration of credit risks related to receivables is limited because of the diversity of customers and locations.

13. COMMON STOCK

The Company maintains a Performance Improvement Compensation Plan administered by the Compensation Committee of the Board of Directors as an incentive for designated employees. In June 1993, the Board adopted a Restricted Stock Plan (“RSP”) as a means of awarding those employees to the extent that certain performance objectives were met. The shares are issued subject to a four- to seven-year restriction period. The Company has a 401(k) savings incentive plan in the United States to which the employer contributes shares of common stock under a matching program, and a dividend reinvestment plan. Treasury stock represents shares in the Company acquired by a foreign affiliate prior to its becoming a wholly-owned subsidiary. Total compensation expense recognized under the RSP was $1,772,000, $871,000 and $903,000 for 2004, 2003 and 2002, respectively.

14. OTHER INCOME /(EXPENSE)—NET

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Other income:
Interest	$340	$912	$1,927
Gain on asset sales and dispositions	233	617	88
Gain from officers life insurance policies	476	653	314
Gain on buyback of debt	—	35	—
Rents received	803	757	79
Other	2,100	1,942	1,748

	3,952	4,916	4,156

Other expense:
Amortization	—	—	(495)
Loss on buyback of debt	—	—	(1,638)
Other	(1,112)	(1,229)	(776)

	(1,112)	(1,229)	(2,909)

	$2,840	$3,687	$1,247

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

15. INCOME TAXES

a) Significant components of the Company’s deferred tax liabilities and assets are as follows:

	Year Ended March 31,
	2004	2003
	(In Thousands)
Deferred tax liabilities:
Depreciation	$9,728	$6,622
Capitalized interest	535	413
Undistributed foreign earnings	5,060	—
Prepaid pension assets	—	1,454
All other, net	18	114

Total deferred tax liabilities	15,341	8,603

Deferred tax assets:
Unrealized foreign exchange loss	—	2,331
NOL carried forward	945	430
Pension liability	3,768	—
Post-retirement benefits other than pensions	3,863	3,750
Uniform capitalization and reserves	260	198
Other accrued liabilities	3,721	823
All other, net	228	—

	12,785	7,532
Valuation allowance for deferred income tax assets	(945)	(2,761)

Total deferred tax assets	11,840	4,771

Net deferred tax liabilities	$3,501	$3,832

b) The net deferred tax liabilities include (in thousands) approximately $3,067 of current liabilities at March 31, 2004 and $921 of currents assets at March 31, 2003.

The Company has provided valuation allowances on deferred tax assets for certain foreign subsidiaries based on their history of losses. Management cannot assert that there will likely be sufficient profits generated by these subsidiaries in the near future to offset these losses. The loss carryforwards of $3,158 which give rise to the valuation allowances will expire in 2005 and thereafter. The net increase in the valuation allowance in 2003 of $2.5 million was primarily related to the uncertainty as to the realization of certain foreign net operating losses and unrealized foreign exchange losses. The decrease of the valuation allowance by $1.8 million in 2004 was primarily the result of a change in management’s assertion as to the realizability of unrealized foreign exchange losses. The Company’s provision for income taxes in future periods may be impacted by adjustments to the valuation allowance that may be required if circumstances change regarding the realizability of the deferred income tax assets.

c) Income tax provisions are detailed below:

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Current:
Federal	$(108)	$3,729	$9,180
Foreign	7,174	19,540	16,337
State and local	(63)	349	602

	7,003	23,618	26,119

Deferred:
Federal	6,347	498	(528)
Foreign	(2,266)	(263)	(2,885)
State and local	119	(23)	(112)

	4,200	212	(3,525)

Income tax provision	$11,203	$23,830	$22,594

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

d) Components of deferred taxes follow:

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Tax on differences in timing of income recognition in foreign subsidiaries	$(1,523)	$170	$(1,214)
Undistributed foreign earnings	5,060	—	—
Capitalized interest	122	(17)	(941)
Depreciation	861	(198)	(985)
Pension liability	(320)	—	—
Other	—	257	(385)

	$4,200	$212	$(3,525)

e) The provision for income taxes is determined on the basis of the jurisdiction imposing the tax liability. As some of income of foreign companies may also be currently subject to U.S. tax, the U.S. and foreign income taxes shown do not compare directly with the segregation of pretax income between domestic and foreign companies that follows:

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Pretax income:
Domestic	$6,336	$13,598	$22,792
Foreign	38,690	58,350	39,266

	$45,026	$71,948	$62,058

f) The following is a reconciliation of the income tax provision to the expense calculated at the U.S. federal statutory rate:

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Expense (benefit) at U.S. federal statutory tax rate	$15,309	$24,462	$21,100
Foreign tax losses for which there is no relief available	—	—	—
U.S. tax on foreign income	6,637	1,420
Different tax rates in foreign subsidiaries	(6,273)	(3,911)	1,174
Change in valuation allowance	(1,816)	2,458	(162)
Other—net	(2,654)	(599)	482

	$11,203	$23,830	$22,594

g) The undistributed earnings of certain non-U.S. subsidiaries are not subject to additional non-U.S. income taxes nor considered to be subject to U.S. income taxes unless remitted as dividends. The Company intends to re-invest such undistributed earnings indefinitely with the exception of funds to help in the disposition of the wool group. A total of $5.1 million of deferred taxes have been provided for a portion of the undistributed earnings of the Company’s subsidiaries. As to the remainder, these earnings have been, and under current plans, will continue to be reinvested and it is not practicable to estimate the amount of additional taxes which may be payable upon distribution.

16. DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company’s financial instruments as of March 31, 2004 is provided below in accordance with SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”. Certain estimates and judgments were required to develop the fair value amounts, which are not necessarily indicative of the amounts that would be realized upon disposition, nor do they indicate the Company’s intent or ability to dispose of such instruments.

Cash and Cash Equivalents, Accounts Receivable and Accounts Payable: The estimated fair value of cash and cash equivalents, accounts receivable and accounts payable approximates carrying value.

Short-Term and Long-Term Debt: The fair value of the Company’s short-term borrowings, which primarily consists of bank borrowings, approximates its carrying value. The estimated fair value of long-term debt, including the current portion, is approximately $145.4 million, compared with a carrying value of $145.3 million, based on discounted cash flows for fixed-rate borrowings, with the fair value of floating-rate borrowings considered to approximate carrying value.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

17. SEGMENT INFORMATION

The Company is engaged primarily in purchasing, processing and selling leaf tobacco. Its activities other than these are minimal. Geographic information for sales by country is determined by the location of the customer, however this information is not necessarily representative of the final destination of the product. Geographic information for long-lived assets by country is determined by the physical location of the assets.

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
GEOGRAPHIC AREAS
Sales:
United States	$163,727	$182,936	$169,221
Germany	61,037	101,704	85,047
United Kingdom	54,335	55,414	59,720
Japan	41,238	44,530	46,657
Italy	14,467	13,108	10,418
Turkey	15,695	20,097	39,575
Switzerland	75,714	47,164	27,446
Netherlands	22,794	16,794	16,012
Brazil	12,318	12,873	10,293
CIS	31,626	30,314	14,459
China	25,565	37,900	32,796
Other countries	220,124	216,524	244,060

	$738,640	$779,358	$755,704

	Year Ended March 31,
	2004	2003
	(In Thousands)
Long-lived Assets:
United States	$41,984	$36,781
Brazil	30,331	29,887
Turkey	20,475	20,894
Malawi	20,051	14,794
United Kingdom	4,096	4,006
CIS	10,327	10,882
Indonesia	8,145	2,706
Argentina	6,885	5,946
Spain	5,961	5,280
Other countries	3,255	2,371

	$151,510	$133,547

One customer accounted for 18%, 16% and 10% of total sales in 2004, 2003 and 2002, respectively. Another customer accounted for 15%, 16% and 17% of the total sales in 2004, 2003 and 2002, respectively. A third customer accounted for 15%, 15% and 16% of total sales in 2004, 2003 and 2002.

18. SUBSEQUENT EVENTS

On April 2, 2004, the Company replaced its $210 million primary global revolving credit facility with a new three year unsecured $150 million global facility with similar terms and conditions. The rate is currently LIBOR plus 2.0%. On April 2, 2004, the Company completed and closed on a new Rule 144A $150 million Senior Note issue at 8.0%, due 2012. The indentures governing these senior notes contain certain covenants that, among other things, limit the Company’s ability to (i) pay dividends, (ii) incur additional indebtedness, (iii) transfer or issue shares of capital stock of subsidiaries to third

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

parties, (iv) sell assets, (v) issue preferred stock, (vi) incur or assume any liens that secures obligations under any indebtedness on any asset or property, or (vii) merge with or into any entity. In May 2004 the proceeds from the Senior Note issue were used to repay the 8 7/8% Senior Notes due in 2005 and the 7¼% Convertible Subordinated Debentures due in 2007.

19. SUPPLEMENTAL GUARANTOR INFORMATION

Standard Commercial Corporation (the “Company”) and Standard Wool, Inc. jointly and severally, guarantee on a senior basis to each Holder and the Trustee, the full and prompt performance of Standard Commercial Tobacco Company, Inc.’s (the “Issuer”) obligations under the Indenture and the $115.0 million 8 7/8% Senior Notes Due 2005 (the “Initial Notes”), the issuance of which was closed on August 1, 1998, including the payment of the principal of and interest and additional interest, if any, on the Notes (the Company and Standard Wool, Inc. being referred to herein as “Guarantors” and the guarantees being referred to respectively as the “Parent Guarantee” and the “Standard Wool Guarantee,” and together, the “Guarantees”). The Initial Notes were exchanged for new notes (the “Exchange Notes”; together with the Initial Notes, the “Notes”) in an exchange offer upon the Issuer’s Form S-4 Registration Statement which was completed on December 31, 1998. The form and terms of the Exchange Notes are the same as the form and terms of the Initial Notes (which they replace) except that (i) the Exchange Notes registered under the Securities Act, will not bear legends restricting the transfer thereof, and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the related Registration Rights Agreement by virtue of consummation of the exchange offer. In addition, all of the issued and outstanding capital stock of the Issuer and Standard Wool, Inc. is pledged by the Company to the Trustee for the benefit of the Holders of the Notes as security for the Parent Guarantee.

a) Each of the Guarantors has fully and unconditionally guaranteed on a joint and several basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Issuer’s obligations under the Notes and the related indenture, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The obligation of each Guarantor is limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, can be guaranteed by the relevant Guarantor without resulting in the obligations of such Guarantor under its Guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. Each of the Guarantees is a guarantee of payment and not collection. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the assets less liabilities of each Guarantor determined in accordance with generally accepted accounting principles (“GAAP”).

Each Guarantor that makes a payment or distribution shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP. Each Guarantor may consolidate with or merge into or sell its assets to the Issuer, or with other Persons upon the terms and conditions set forth in the Indenture. In the event (A) more than 49% of the Capital Stock of Standard Wool, Inc. is sold by the Company or (B) more than 49% of the consolidated assets of Standard Wool, Inc. are sold in compliance with all of the terms of the Indenture, the Standard Wool Guarantee will be released. Management has determined that separate, full financial statements of the Guarantors would not be material to investors and therefore such financial statements are not provided. The following supplemental combining financial statements present information regarding the Guarantors and the Issuer.

b) Each of the Guarantors has accounted for their respective subsidiaries on the equity basis.

c) Certain reclassifications were made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and intercompany balances.

d) Included in the balance sheets are certain related party balances among borrower, the guarantors and non-guarantors. Due to the Company’s world-wide operations, related party activity is included in most balance sheet accounts.

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING BALANCE SHEET

March 31, 2004

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Assets
Cash	$1,064	$94	$—	$26,515	$—	$27,673
Receivables	29,278	34	—	153,005	—	182,317
Intercompany receivables	106,415	17,089	—	71,485	(194,989)	—
Inventories	52,484	—	—	188,846	—	241,330
Assets of discontinued operations	—	—	—	178,504	—	178,504
Prepaid expenses	118	(1)	—	4,784	—	4,901
Marketable securities	—	1	—	1,333	—	1,334

Current assets	189,359	17,217	—	624,472	(194,989)	636,059
Property, plant and equipment	41,471	—	—	110,039	—	151,510
Investment in subsidiaries	185,709	251,950	—	156,438	(594,097)	—
Investment in affiliates	—	—	—	9,480	—	9,480
Other noncurrent assets	(2,082)	14,635	—	30,412	—	42,965

Total assets	$414,457	$283,802	$—	$930,841	$(789,086)	$840,014

Liabilities
Short-term borrowings	$22,829	$—	$—	$231,018	$—	$253,847
Current portion of long-term debt	—	—	—	8,476	—	8,476
Accounts payable	14,599	1,354	—	116,032	—	131,985
Liabilities of discontinued operations	—	—	—	45,292	—	45,292
Intercompany accounts payable	45,056	9,660	—	140,273	(194,989)	—
Taxed accrued	2,061	(4,521)	—	14,158	—	11,698

Current liabilities	84,545	6,493	—	555,249	(194,989)	451,298
Long-term debt	65,177	—	—	26,637	—	91,814
Convertible subordinated debentures	—	45,051	—	—	—	45,051
Retirement and other benefits	9,593	1,050	—	9,710	—	20,353
Deferred taxes	(546)	(486)	—	1,466	—	434

Total liabilities	158,769	52,108	—	593,062	(194,989)	608,950

Minority interests	—	—	—	2,000	—	2,000

Shareholders’ equity
Common stock	993	3,260	—	148,765	(149,758)	3,260
Additional paid-in capital	130,860	111,796	—	60,564	(191,424)	111,796
Unearned restricted stock plan compensation	(768)	(546)	—	(1,862)	—	(3,176)
Treasury stock at cost	—	(4,250)	—	—	—	(4,250)
Retained earnings	135,956	149,428	—	156,306	(292,262)	149,428
Accumulated other comprehensive income	(11,353)	(27,994)	—	(27,994)	39,347	(27,994)

Total shareholders’ equity	255,688	231,694	—	335,779	(594,097)	229,064

Total liabilities and equity	$414,457	$283,802	$—	$930,841	$(789,086)	$840,014

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING BALANCE SHEET

March 31, 2003

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Assets
Cash	$463	$54	$—	$26,052	$—	$26,569
Receivables	36,625	1	—	122,345	—	158,971
Intercompany receivables	120,142	35,549	—	17,130	(172,821)	—
Inventories	48,420	—	—	139,169	—	187,589
Assets of discontinued operations	—	—	—	196,557	—	196,557
Prepaid expenses	193	—	—	2,062	—	2,255
Marketable securities	—	1	—	1,233	—	1,234

Current assets	205,843	35,605	—	504,548	(172,821)	573,175
Property, plant and equipment	35,617	—	—	97,930	—	133,547
Investment in subsidiaries	163,704	256,770	13,985	156,071	(590,530)	—
Investment in affiliates	—	—	—	7,421	—	7,421
Other noncurrent assets	950	13,990	—	19,217	—	34,157

Total assets	$406,114	$306,365	$13,985	$785,187	$(763,351)	$748,300

Liabilities
Short-term borrowings	$21,777	$—	$—	$160,326	$—	$182,103
Current portion of long-term debt	—	—	—	5,107	—	5,107
Accounts payable	14,873	7,451	—	102,029	—	124,353
Liabilities of discontinued operations	—	—	—	40,626	—	40,626
Intercompany accounts payable	46,890	17,858	903	107,170	(172,821)	—
Taxed accrued	7,838	(9,154)	—	11,115	—	9,799

Current liabilities	91,378	16,155	903	426,373	(172,821)	361,988
Long-term debt	65,177	—	—	13,495	—	78,672
Convertible subordinated debentures	—	45,051	—	—	—	45,051
Retirement and other benefits	9,580	968	—	3,323	—	13,871
Deferred taxes	(1,480)	(428)	—	6,661	—	4,753

Total liabilities	164,655	61,746	903	449,852	(172,821)	504,335

Minority interests	—	—	—	1,840	—	1,840

Shareholders’ equity
Common stock	993	3,222	32,404	166,365	(199,762)	3,222
Additional paid-in capital	130,860	108,453	—	60,562	(191,424)	108,453
Unearned restricted stock plan compensation	(697)	(497)	—	(1,797)	—	(2,991)
Treasury stock at cost	—	(4,250)	—	—	—	(4,250)
Retained earnings	123,495	167,495	(16,551)	136,937	(243,881)	167,495
Accumulated other comprehensive income	(13,192)	(29,804)	(2,771)	(28,572)	44,535	(29,804)

Total shareholders’ equity	241,459	244,619	13,082	333,495	(590,530)	242,125

Total liabilities and equity	$406,114	$306,365	$13,985	$785,187	$(763,351)	$748,300

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

March 31, 2004

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Sales	$223,940	$—	$—	$708,942	$(194,242)	$738,640
Cost of sales:
Materials services and supplies	194,233	—	—	608,679	(194,242)	608,670
Interest	1,893	—	—	11,861	—	13,754

Gross profit	27,814	—	—	88,402	—	116,216
Selling, general & administrative expenses	22,008	(1,160)	—	50,576	—	71,424
Other interest expense	4,699	3,248	—	(5,341)	—	2,606
Other income (expense) net	(61)	4,276	—	(1,375)	—	2,840

Income (loss) before taxes	1,046	2,188	—	41,792	—	45,026
Income taxes	456	627	—	10,120	—	11,203

Income (loss) after taxes	590	1,561	—	31,672	—	33,823
Minority interests	—	—	—	(77)	—	(77)
Equity in earnings of affiliates	—	—	—	1,343	—	1,343
Equity in earnings of subsidiaries	32,938	33,528	—	—	(66,466)	—

Income from continuing operations	33,528	35,089	—	32,938	(66,466)	35,089
Discontinued operations	(13,567)	(48,727)	16,551	(13,567)	10,583	(48,727)

Net income	19,961	(13,638)	16,551	19,371	(55,883)	(13,638)
Retained earnings at beginning of period	123,495	167,495	(16,551)	136,935	(243,879)	167,495
Common stock dividends	(7,500)	(4,429)	—	—	7,500	(4,429)

Retained earnings at end of period	$135,956	$149,428	$—	$156,306	$(292,262)	$149,428

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

Year ended March 31, 2003

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Sales	$258,228	$—	$—	$775,103	$(253,973)	$779,358
Cost of sales:
Materials services and supplies	216,951	—	—	659,671	(253,973)	622,649
Interest	425	—	—	10,884	—	11,309

Gross profit	40,852	—	—	104,548	—	145,400
Selling, general & administrative expenses	16,747	11,600	—	44,639	—	72,986
Other interest expense	7,171	3,337	—	(6,355)	—	4,153
Other income (expense) net	(565)	9,107	—	(4,855)	—	3,687

Income (loss) before taxes	16,369	(5,830)	—	61,409	—	71,948
Income taxes	(5,871)	2,196	—	(20,155)	—	(23,830)

Income (loss) after taxes	10,498	(3,634)	—	41,254	—	48,118
Minority interests	—	—	—	49	—	49
Equity in earnings of affiliates	—	—	—	846	—	846
Equity in earnings of subsidiaries	42,149	52,647	—	—	(94,796)	—

Income from continuing operations	52,647	49,013	—	42,149	(94,796)	49,013
Discontinued operations	(5,047)	(11,132)	(6,085)	(11,134)	22,266	(11,132)

Net income	47,600	37,881	(6,085)	31,015	(72,530)	37,881
Retained earnings at beginning of period	75,895	132,812	(10,466)	106,426	(171,855)	132,812
Common stock dividends	—	(3,198)	—	(506)	506	(3,198)

Retained earnings at end of period	$123,495	$167,495	$(16,551)	$136,935	$(243,879)	$167,495

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

Year ended March 31, 2002

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Sales	$279,507	$—	$—	$742,658	$(266,461)	$755,704
Cost of sales:
Materials services and supplies	224,732	—	—	653,412	(266,461)	611,683
Interest	3,033	—	—	10,356	—	13,389

Gross profit	51,742	—	—	78,890	—	130,632
Selling, general & administrative expenses	15,575	5,310	—	40,558	—	61,443
Other interest expense	9,811	3,920	—	(5,353)	—	8,378
Other income (expense) net	(5,109)	9,837	—	(3,481)	—	1,247

Income (loss) before taxes	21,247	607	—	40,204	—	62,058
Income taxes	4,189	(2)	—	18,407	—	22,594

Income (loss) after taxes	17,058	609	—	21,797	—	39,464
Equity in earnings of affiliates	—	—	—	(287)	—	(287)
Equity in earnings of subsidiaries	21,510	38,568	—	—	(60,078)	—

Income from continuing operations	38,568	39,177	—	21,510	(60,078)	39,177
Discontinued operations	(2,161)	(19,380)	(17,219)	(19,310)	38,690	(19,380)

Net income	36,407	19,797	(17,219)	2,200	(21,388)	19,797
Retained earnings at beginning of period	64,488	115,680	6,753	104,226	(175,467)	115,680
Common stock dividends	(25,000)	(2,665)	—	—	25,000	(2,665)

Retained earnings at end of period	$75,895	$132,812	$(10,466)	$106,426	$(171,855)	$132,812

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

Year ended March 31, 2004

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Cash provided by (used for) operating activities	$16,954	$(3,591)	$—	$(61,807)	$—	$(48,444)
Cash flows from investing activities
Property, plant and equipment
—additions	(10,119)	—	—	(22,623)	—	(32,742)
—disposals	214	—	—	456	—	670
Business (acquisitions) dispositions	—	—	—	—	—	—

Cash provided by (used for) continuing activities	(9,905)	—	—	(22,167)	—	(32,072)
Cash provided by (used for) discontinued activities			—	(2,245)	—	(2,245)

Cash provided by (used for) investing activities	(9,905)	—	—	(24,412)	—	(34,317)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	—	—	23,288	—	23,288
Repayment of long-term borrowings	—	—	—	(7,834)	—	(7,834)
Net change in short-term borrowings	1,052	—	—	70,692	—	71,744
Buyback of long-term debt	—	—	—	—	—	—
Dividends received /( paid)	(7,500)	3,071	—	—	—	(4,429)
Other	—	560	—	—	—	560

Cash provided by (used in) financing activities	(6,448)	3,631	—	86,146	—	83,329

Effect of exchange rate changes on cash	—	—	—	536	—	536

Increase (decrease) in cash for year	601	40	—	463	—	1,104
Cash at beginning of year	463	54	—	26,052	—	26,569

Cash at end of period	$1,064	$94	$—	$26,515	$—	$27,673

Interest	$3,248	$6,539	$—	$11,645		$21,432
Income taxes	—	1,218	—	8,485		9,703

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

Year ended March 31, 2003

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Cash provided by (used for) operating activities	$26,247	$7,365	$(600)	$(10,265)	$—	$22,747
Cash flows from investing activities
Property, plant and equipment
—additions	(20,632)	—	—	(13,055)	—	(33,687)
—disposals	869	—	—	937	—	1,806
Business (acquisitions) dispositions	—	—	—	—	—	—

Cash provided by (used for) continuing activities	(19,763)	—	—	(12,118)	—	(31,881)
Cash provided by (used for) discontinued activities			600	(3,541)	—	(2,941)

Cash provided by (used for) investing activities	(19,763)	—	600	(15,659)	—	(34,822)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	—	—	8,912	—	8,912
Repayment of long-term borrowings	—	—	—	(17,786)	—	(17,786)
Net change in short-term borrowings	9,858	—	—	39,866	—	49,724
Buyback of long-term debt	(18,953)	(4,792)	—	—	—	(23,745)
Dividends received /( paid)	—	(3,198)	—	—	—	(3,198)
Other	539	600	—	(600)	—	539

Cash provided by (used in) financing activities	(8,556)	(7,390)	—	30,392	—	14,446

Effect of exchange rate changes on cash	—	—	—	805	—	805

Increase (decrease) in cash for year	(2,072)	(25)	—	5,273	—	3,176
Cash at beginning of year	2,535	79	—	20,779	—	23,393

Cash at end of period	$463	$54	$—	$26,052	$—	$26,569

Interest	$7,871	$3,337	$—	$5,613		$16,821
Income taxes	11,873	—	—	10,287		22,160

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

Year ended March 31, 2002

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Cash provided by (used in) operating activities	$25,637	$7,959	$—	37,158	$—	$70,754
Cash flows from investing activities
Property, plant and equipment
—additions	(3,247)	—	—	(8,889)	—	(12,136)
—disposals	8	—	—	297	—	305
Business (acquisitions) dispositions	—	—	—	164	—	164

Cash used for continuing operations	(3,239)	—	—	(8,428)	—	(11,667)
Cash used for discontinued operations	—	—	—	(2,004)	—	(2,004)

Cash used for investing activities	(3,239)	—	—	(10,432)	—	(13,671)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	—	—	9,615	—	9,615
Repayment of long-term borrowings	—	(3,593)	—	(19,222)	—	(22,815)
Net change in short-term borrowings	11,264	(34)	—	(30,453)	—	(19,223)
Buyback of long-term debt	(32,156)	(1,588)	—	—	—	(33,744)
Dividends received/(paid)	—	(2,665)	—	—	—	(2,665)
Other	481	—	—	—	—	481

Cash used in financing activities	(20,411)	(7,880)	—	(40,060)	—	(68,351)

Effect of exchange rate changes on cash	—	—	—	(239)	—	(239)

Increase (decrease) in cash for year	1,987	79	—	(13,573)	—	(11,507)
Cash at beginning of year	548	—	—	34,352	—	34,900

Cash at end of year	$2,535	$79	$—	$20,779	$—	$23,393

Interest	$10,522	$3,920	$—	$6,164		$20,606
Income taxes	6,986	708	—	13,553		21,247

QUARTERLY FINANCIAL DATA (UNAUDITED)

The purchasing and processing of tobacco is dependent on agricultural cycles and is seasonal in nature. These cycles and this seasonality, together with the timing of shipments and the variations in the mix of sales, causes quarterly fluctuations in financial results. Quarterly results, dividends and stock prices for the years ended March 31, 2004 and 2003 follow:

In thousands, except share data		June 30	Sep 30	Dec 31	March 31	Year
2004	Sales	$164,783	$187,561	$184,268	$202,028	$738,640
	Gross profit	33,095	34,605	28,541	19,975	116,216
	Income from continuing operations	9,748	10,826	6,929	7,586	35,089
	Discontinued operations	(3,136)	(25,135)	(3,298)	(17,158)	(48,727)
	Net income	6,612	(14,309)	3,631	(9,572)	(13,638)
	Earnings per share—basic	0.48	(1.05)	0.27	(0.70)	(1.00)
	—diluted	0.46	(0.90)	0.27	(0.59)	(0.76)
	Dividends per share	0.0625	0.0875	0.0875	0.0875	0.3250
	Market price per share—high	18.00	19.29	21.75	22.22	22.22
	—low	15.25	16.96	18.27	18.48	15.25

2003	Sales	$150,816	$192,292	$202,460	$233,790	$779,358
	Gross profit	28,846	40,407	35,102	41,045	145,400
	Income from continuing operations	6,387	15,342	12,950	14,763	49,013
	Discontinued operations	(1,643)	(220)	(1,884)	(7,385)	(11,132)
	Net income	4,744	15,122	10,637	7,378	37,881
	Earnings per share—basic	0.35	1.12	0.79	0.55	2.81
	—diluted	0.35	1.04	0.74	0.53	2.66
	Dividends per share	0.05	0.0625	0.0625	0.0625	0.2375
	Market price per share—high	22.44	23.00	18.33	18.00	23.00
	—low	18.06	16.74	14.75	15.69	14.75

Standard’s common stock is traded on the New York Stock Exchange under the symbol STW. Market prices shown are the high and low closing prices as reported by the NYSE. At June 10, 2004 there were 531 shareholders of record.

Exhibit 11

STANDARD COMMERCIAL CORPORATION

COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except share information)

	Twelve months ended March 31
	2004	2003	2002
BASIC EARNINGS (LOSS) PER COMMON SHARE
Income from continuing operations	$35,089	$49,013	$39,177
Loss from discontinued operations	(48,727)	(11,132)	(19,380)

Net income (loss) applicable to common stock	$(13,638)	$37,881	$19,797

Basic average shares outstanding	13,610,773	13,458,520	13,324,134

From continuing operations	$2.58	$3.64	$2.94
Discontinued operations	(3.58)	(0.83)	(1.45)

Net income (loss)	$(1.00)	$2.81	$1.49

DILUTED EARNINGS (LOSS) PER COMMON SHARE
Income from continuing operations	$35,089	$49,013	$39,177
Add – after-tax interest expense on 7 ¼% convertible subordinated debentures	2,156	2,180	2,448

Adjusted income from continuing operations	37,245	51,193	41,625
Loss from discontinued operations	(48,727)	(11,132)	(19,380)

Net income (loss) applicable to common stock	$(11,482)	$40,061	$22,245

Basic average shares outstanding	13,610,773	13,458,520	13,324,134
Increase in shares outstanding assuming conversion of 7 ¼% convertible subordinated debentures at November 13, 1991	1,533,390	1,551,072	1,741,057
Stock options exercisable	31,847	71,728	72,960

Diluted average shares outstanding	15,176,010	15,081,320	15,138,151

From continuing operations	$2.45	$3.39	$2.75
Discontinued operations	(3.21)	(0.73)	(1.28)

Net income (loss)	$(0.76)	$2.66	$1.47